UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

MILLENNIUM BLOCKCHAIN INC.
(Exact name of registrant as specified in its charter)

Nevada	26-0164981
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11700 W Charleston Blvd #73 Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 602-8422

Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

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EXPLANATORY NOTE

Millennium BlockChain Inc. is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to register its common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms “Millennium,” “Company,” “we,” “us,” and “our” refer to Millennium BlockChain Inc.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

Our Internet website address is http://mblockchain.io/. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

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Item 1. Business.

Overview

Millennium BlockChain Inc. (the “Company”), was incorporated in the State of Nevada on May 1, 2007, as Fairytale Ventures, Inc., and later changed its name to Aviation Surveillance Systems, Inc. and Harmonic Energy, Inc. On January 23, 2017, the Company changed its name to THC Therapeutics, Inc. On January 17, 2018, the Company changed its name to Millennium Blockchain Inc. Millennium BlockChain Inc., together with its subsidiaries, is collectively referred to herein as the “Company,” “Millennium” and “Millennium BlockChain.”

The Company is primarily focused on investing in blockchain technologies and crypto-assets in the financial, healthcare, crypto-mining and high-technology markets, and has operations in the wellness industry.

Corporate History

Millennium BlockChain Inc., was incorporated in the State of Nevada on May 1, 2007, as Fairytale Ventures, Inc., and later changed its name to Aviation Surveillance Systems, Inc. and Harmonic Energy, Inc. On January 23, 2017, the Company changed its name to THC Therapeutics, Inc. On May 30, 2017, the Company formed Genesis Float Spa LLC, a wholly-owned subsidiary, to market its float spa assets purchased for wellness centers. On January 17, 2018, the Company changed its name to Millennium BlockChain Inc.

The Company’s fiscal year end is July 31st, its telephone number is (702) 602-8422, and the address of its principal executive office is 11700 W Charleston Blvd #73, Las Vegas, Nevada, 89135.

Description of Business

The Company is primarily focused on seeking partnerships and investments in the blockchain technology industry. We are making strategic investments in the equity of target companies we identify and their tokens. Most of the investments we make will be structured to be stock-for-stock investments or a combination of stock and cash. We will focus our blockchain investments in the following sectors: Healthcare, Real Estate, Education, Energy, Agricultural, Gaming, Social, AI, Travel, Exchanges, Financial Services, Hard Assets & Storage companies. We are also investigating the launch of a cloud crypto mining operation. We plan to hold all our crypto-related investments for a long period of time, and there is no guarantee that we will ever be able to liquidate our investments on terms we believe are attractive.

Millennium also has operations in the wellness industry. The Company is developing a sanitizing herb dryer, the dHydronator®, with multiple design, function, and usage patents pending. This innovative, laboratory-proven product is specifically designed for drying and sanitizing freshly harvested cannabis, and other herbs, flowers, and tea leaves. The dHydronator® can reduce moisture content of cannabis to 10-15% in only 10-14 hours. Traditional herbal drying times can take up to two weeks. Additionally, after the Company has launched the dHydronator®, and depending on available funding, the Company intends to establish a float spa facility that will allow each guest to customize their wellness experience, at their own pace, based on their individual needs.

Blockchain Operations

We are actively seeking partnerships with mature and well-known blockchain technology companies (each a “Target Company”). During the calendar year ending December 31, 2018, the Company plans to enter into agreements in which it will issue its common or preferred stock as consideration for rights to acquire the equity and tokens of a Target Company. In 2019 and beyond, we will also seek to enter into agreements in which the consideration issued to the Target Company is a combination of our common stock, cash, and/or notes payable. As part of its strategy, the Company is targeting opportunities in which it can acquire a target Company’s tokens at a discount to the prevailing market or sale price for those tokens. We will also be providing consulting services to coach each Target Company on how to better interact with Wall Street investors who may be interested in blockchain investments but have historically invested funds in traditional equity investments.

The Company has recently issued shares of its common stock and preferred stock to two Target Companies (see “BurstIQ” and “ImpactPPA” below) in exchange for rights to tokens and equity purchase rights in the Target Companies, and the Company is actively negotiating additional acquisitions with multiple Target Companies.

The Company’s plans to focus on Target Companies, which are either at a mature stage or which have, in the view of Company management, unique approaches and uses for blockchain technology.

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Finally, the Company has preliminarily investigated launching a crypto-mining operation in one or more foreign jurisdictions, and in 2019, the Company will further pursue the feasibility of developing a cryptocurrency mining operation in a foreign jurisdiction using renewable energy to reduce total capital expended and thereby increase relative returns.

There is no guarantee that any of these operations will be successful, that any of our investments will ever be liquidated, or that we will ever generate cash flows from operations sufficient to cover operating costs. Until such time as we are able to generate positive cash flows from operations, additional capital resources will be necessary for us to continue operations.

BurstIQ

BurstIQ Analytics Corporation (“BurstIQ”) is a healthcare blockchain data company serving major healthcare institutions, OEM data partners, unions, government agencies and sovereign nations. Healthcare data lives in siloed IT environments to comply with and HIPAA regulations, while valuable and necessary, the segregation of data makes it extremely hard to combine and share data sources. Data is becoming increasingly critical to the healthcare industry and to the ecosystem of companies that rely on accurate date. BurstIQ is seeking to solve this market problem. The BurstIQ platform leverages blockchain and machine intelligence to enable data from disparate sources to be brought together to create a single, unified data repository, and to be shared quickly and easily while still maintaining strict security standards and HIPAA compliance.

On or about April 19, 2018, the Company acquired (i) the right to a number of BurstIQ’s BIQ tokens equal to $2.5 million divided by a 35% discount to the maximum price per token sold by BurstIQ during its network launch, and (ii) the right to a number of shares of BurstIQ’s preferred stock which will be sold in a subsequent equity financing equal to $2.5 million divided by $6.50 price per share, or approximately 384,615 shares of preferred stock. Based upon the investment criteria, we expect to own a 2.96% equity stake in BurstIQ along with the BIQ tokens.

Healthcare data lives in siloed IT environments to comply with and HIPAA regulations, while valuable and necessary, the segregation of data makes it extremely hard to combine and share data sources. Data is becoming increasingly critical to the healthcare industry and to the ecosystem of companies that rely on accurate date. BurstIQ is seeking to solve this market problem. The BurstIQ platform leverages blockchain and machine intelligence to enable data from disparate sources to be brought together to create a single, unified data repository, and to be shared quickly and easily while still maintaining strict security standards and HIPAA compliance.

ImpactPPA

ImpactPPA Limited (“ImpactPPA”) has designed an Ethereum-based decentralized energy platform to potentially transform the global energy finance industry. ImpactPPA uses the power of the blockchain to bring together capital and consumers in a way that is direct, responsive, and expedient. ImpactPPA seeks to solve the problems created by legacy financial institutions which are hindered by bureaucracy, cost and inflated infrastructure to effectively and efficiently provide solutions to the market.

ImpactPPA uses a token model for financing projects, which provides the token-holding community a voice in deciding which projects should be funded. The goal of the Company is to achieve “Impact Equilibrium,” a financial state at which revenues from implemented PPAs flow back into the system, creating a pool of capital that is used to fund future projects. The SmartPPA (Power Purchase Agreement) is the core of the platform allowing anyone, anywhere to create a proposal for a project of any size or technology. Using the SmartPPA platform, a user specifies the requirements for a project and submits it to the ImpactPPA community, whether it is an individual business who wants reliable energy to keep a factory running or a nation seeking to provide power to its people. By using blockchain and smart contract technology, ImpactPPA’s goal is to open the bottleneck to energy financing created by NGOs and government agencies.

On or about June 14, 2018, the Company acquired the rights to $4,500,000 of ImpactPPA’s MPQ tokens. At the time of ImpactPPA’s network launch the Company will receive $3,000,000 of MPQ tokens, three months after the launch we will be issued an additional $750,000 in tokens, and six months after the launch we will receive the other $750,000 in tokens. In additional to the MPQ token rights, the Company has received warrant to purchase up to three percent of the equity of Impact PPA based on an enterprise valuation of $50 million or the valuation in ImpactPPA’s next funding round, and those warrants currently expire on September 23, 2018.

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Wellness Operations

Millennium also has operations in the wellness industry, with plans to develop a patent-pending herb dryer as well as an innovative float spa facility in Las Vegas, Nevada, or southern California.

The Company is developing a sanitizing herb dryer, the dHydronator®, with multiple design, function, and usage patents pending. This innovative, laboratory-proven product is specifically designed for drying and sanitizing freshly harvested cannabis, and other herbs, flowers, and tea leaves. The dHydronator® can reduce moisture content of cannabis to 10-15% in only 10-14 hours. Traditional herbal drying times can take up to two weeks.

The Company has a functioning prototype of the dHydronator® similar in design to that shown below, and if the Company is issued a patent by the United States Patent and Trademark Office (see “Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions” below), and if the Company has sufficient funds available, the Company plans to source parts for serial manufacturing and negotiate and secure serial manufacturing and assembly. The Company also plans to hire sales and marketing staff as funds are available.

More specifically, once we have at least $500,000 in in available cash flow or funds from other operations and if we receive the patent, we intend to engage in further development efforts as follows: (i) finalizing case design, with an estimated tooling expense of approximately $50,000 to $75,000; manufacturing pre-production units for field testing and presentation to potential partners and distributors, with an estimated expense of $20,000.00; (iii) hiring a subject-matter expert and consultants or employees in the home herb garden and legal cannabis marketplace to manage the development and sales of herb dryer, with an estimated expense of $200,000 for 12 months; (iv) engaging in further detailed laboratory of our herb drying with respect to cannabis plants and home herb garden plants, with an estimated expense of $50,000 to $100,000 for 12 months; (v) establishing a relationship with a market research and/or marketing company to explore creative strategies, advertising concepts, and consumer opinion, explore applications of our intellectual property in the existing wholesale and retail distribution channels for home herb, garden products and legal cannabis markets, and determine the best path for sales, distribution and licensing of our intellectual property, with an estimated expense of $200,000 to 300,000 for 12 months.

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Additionally, on May 12, 2017, the Company entered into an asset purchase agreement with a third party under which it acquired four (4) float spa units and associated equipment. With the acquisition of these assets, the Company intends to establish a float spa facility that will allow each guest to customize their wellness experience, at their own pace, based on their individual needs. Once we have approximately $800,000 in available cash flow or funds from other operations, and after the launch of our dHydronator® sanitizing herb dryer, we plan to capitalize on our spa assets purchased in 2017 by (i) leasing a 2,500 to 5,000 square foot facility in Nevada or California, to be built out as needed; (ii) obtaining necessary licenses and permits, (iii) purchasing inventory, equipment, furnishings and supplies, including inventory, fixtures, furnishings and equipment for an oxygen bar and a Kampuchea, juice and tea Bar, refrigeration and storage equipment, point of sale computers and tablets, digital monitors, signage and display materials, and other suppliers; (iv) hiring spa management personnel including a manager, assistant manager and two spa attendants; (v) hiring marketing and sales consultants, and (vi) launching a marketing campaign to include internet lead services, Groupon and social networking.

Competition

The cryptocurrency and blockchain industry is relatively new and highly competitive. There are a substantial number competing companies which have significantly greater financial resources, higher revenues, and greater economies of scale than those of the Company, including venture capital funds, private equity funds, other public and private companies mining or otherwise acquiring cryptocurrency-related assets. Subject to raising additional capital, the Company’s digital asset initiatives will compete with other industry participants that focus on investing in blockchain companies and digital assets. Market and financial conditions, and other conditions beyond the Company’s control, may make it more attractive to invest in other entities. Companies have raised substantial capital this year seeking to enter the digital assets industry. Our lack of capital is a competitive disadvantage. We may encounter intense competition from other entities having a business objective similar to ours. Furthermore, many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. Competitors may include startup companies that are just seeking to enter the blockchain technology industry as well as companies who are seeking to expand their existing businesses into the blockchain technology industry. As the market grows and rapidly changes, we expect it will continue to attract new companies, including smaller emerging companies, which could introduce new products and services. In addition, we may expand into new markets and encounter additional competitors in such markets. There is no assurance that we will be able to compete effectively with these or other companies in our industry

Similarly, there are a number of commercial herb dryers sold by competitors, including Yofumo Technologies, which are already commercially available, and which have significant market share. As to our float spa plans, we believe True Rest Float Spa, which has over 20 spa locations across the country, is our primary national competitor, and there are numerous locally owned float spas throughout the country that would considered competitors with our spa operations. There is no assurance that we will be able to compete effectively with any of these competitors.

Market Opportunity

The Company views itself as an early adopter of blockchain technologies, and it hopes that its business strategy of partnering with strategic private blockchain companies will provide its shareholders the opportunity to participate in the growth of the blockchain industry in a diversified manner that they would otherwise be unable to access. The Company targets early stage companies with what the Company deems as significant potential for long-term success, with an eye to target companies with business plans capitalizing on blockchain technologies in what the Company views as a disruptive manner. We are also seeking international partnerships, which may provide the Company with an international footprint and lead to further diversification for our shareholders.

As to the Company’s herb dryer, the dHydronator®, our dryer safely lowers moisture content and sanitizes without harm to the integrity of the plant. Our test results have been proven to dry cannabis in less than 14 hours verses up to 14 days using traditional drying methods. Test results indicate the removal of many surface germs and bacteria including powder mold, dust mites and spider mites from herbs, plants, the surface of glass or ceramic herbal tea accessories, and any other object that fits safely in the drying chamber. Therefore, we believe that our product with be attractive to the cannabis and home herb and garden product markets.

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With regard to floatation therapy, the sensory deprivation consumer typically ranges in age from eighteen to eighty. Floatation therapy is a service that is unisex in its appeal and attracts many. As many consumers seek natural alternative therapies for the relief from pain, stress and sleep disorders that affect a significant percentage of the population, we believe that our planned floatation therapy spa facilities will be attractive to these consumers.

Marketing Strategy

The Company views itself as an early adopter of blockchain technologies. The Company targets early stage companies with what the Company deems as significant potential for long-term success and with business plans focused on disruptive technologies. The Company believes that partnering with strategic companies focused on using blockchain technologies will provide the Company’s shareholders the opportunity to participate in the growth of the blockchain industry in a diversified manner that they would otherwise be unable or unlikely to access. Millennium Blockchain plans to attend and provide sponsorships at blockchain conferences around the world. These events will expose the Company to the most promising blockchain companies which may become target companies for acquisition. We are also seeking international partnerships, which may provide the Company with an international footprint and lead to further diversification for our shareholders.

With regard to the dHydronator®, we plan to attend regional cannabis-related trade shows and offer field testing to legal cannabis growers and suppliers in Nevada, Oregon and California. We also plan to establish a relationship with a market research and marketing company to explore creative strategies, advertising concepts, consumer opinion, existing distribution and sales channels and potential licensing of our intellectual property, to determine the best path for sales and distribution. We also intend to hire subject matter expert consultants or employees in the legal cannabis and home herb marketplace to manage the development and sales of our products. Once our marketing experts identify an herbal or commercial agriculture niche or venue to enter or solicit, we will market to distributors and retailers via trade shows and direct contact.

With regard to our spa plans, we intend to launch internet, Groupon and social networking campaigns offering coupons and membership plans for floatation therapy, and our planned oxygen bar and Kampuchea, juice and tea bar. We plan to invite local TV and Radio personalities to tour our facilities, and we plan to offer local healthcare and rehabilitation service providers and non-competitive spa owners and managers a private tour of our spa facilities.

Customers

Due to the nature of its business, the Company does not currently have any customers.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

The Company has acquired the exclusive intellectual property rights to the dHydronator® sanitizing plant dryer with improved convection flow from the Company’s CEO and Director, Brandon Romanek. A trademark application for the mark “dHyrdonator” has been filed (serial no. 86874611), and a patent application has been filed with the United States Patent and Trademark Office (“USPTO”), docket number 5503.101 (application nos. 15/467,722 and 62/312,327), for 20 separate herb dryer design, function, and usage patents. On or about July 20, 2018, the Company’s patent counsel received a Notification of Allowance from the USPTO, notifying the Company that the USPTO would be allowing all 20 claims.

Governmental Regulations

We will be governed by government laws and regulations governing spas. We believe that we are currently in compliance with all laws which govern our operations and have no current liabilities thereunder. Our intent is to maintain strict compliance with all relevant laws, rules and regulations.

Employees

The Company currently has only one full-time management employee, our founder, CEO and director, Brandon Romanek, and no other full-time employees.

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Item 1A. Risk Factors.

There is substantial doubt about our ability to continue as a going concern

We have not generated any revenues or profit during the years ended July 31, 2017 and 2016, or the interim periods since July 31, 2017. We expect that our operating expenses will increase over the next twelve months to continue our development activities. Based on our average monthly expenses and current burn rate, we estimate that our cash on hand will not sufficiently support our operation for the next twelve months. If we cannot raise the money that we need in order to continue to operate our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. If we are unsuccessful in raising additional financing, we may need to curtail, discontinue or cease operations.

We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

We have had a history of operating losses since our inception and, as of April 30, 2018, we had an accumulated deficit of approximately $3.9 million. We may incur operating losses in the future, and these losses could be substantial and impact our ability to attain profitability. We expect to significantly increase expenditures for product development, general and administrative expenses, and sales and marketing expenses, and there is no guarantee that we will ever generate revenues, or that we ever achieve or sustain profitability or positive operating cash flows. Even if we achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

Federal drug regulation and enforcement may adversely impact our operations.

Currently, there are approximately 30 states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment, and there are approximately 8 states and the District of Columbia that have more expansive laws legalizing marijuana for recreational use. Conversely, under the Controlled Substances Act (the “CSA”), the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited. Until Congress amends the CSA with respect to medical marijuana, there is a risk that federal authorities may enforce current federal law.

As we plan on marketing our herb dryer to the cannabis industry, federal enforcement of federal law would adversely affect the cannabis industry and would therefore adversely affect the Company’s planned operations and sales. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect revenues and profits of the Company.

We may not be able to achieve our strategic initiatives and grow our business as anticipated.

Beginning in early 2018, based on the historical experience of our sole officer and director trading commodities, we made a strategic decision to transition from exclusively focusing on our herb dryer and floatation spa plans to focus on acquiring crypto-related assets. Our strategic initiatives have required us to devote financial and operational assets to these activities. Our success depends on our ability to appropriately manage our expenses as we execute on our planned initiatives. If we are not able to execute on this strategy successfully or if our investments in the blockchain industry do not yield returns, our business may not grow as we anticipate, which could adversely affect our operating results.

We plan to hold investments in various entities and in cryptocurrency or digital tokens, but we may never actually acquire those investments.

We currently have the rights to acquire equity and digital tokens of BurstIQ and ImpactPPA. However, there is no guarantee that we will ever actually receive the equity and digital tokens of either company. If we are not able to do so, the rights that we have acquired would essentially be worthless, and our business would be harmed.

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We plan to hold investments in various entities and in cryptocurrency or digital tokens, which we may never be able to sell, and which are subject to impairment.

We have the rights to acquire, and we plan on owning, equity and digital cryptocurrency or tokens of other companies. There is no guarantee that these investments will maintain and/or increase in value, or that we will be able to liquidate out investments for a profit or at all. Our inability or failure to liquidate any such investments could have a material adverse impact on our business and financial position. Our investments could become impaired in the future. Cryptocurrencies and digital tokens are an emerging technology, are currently unregulated, have no investor protections, and their value may become extremely volatile or even worthless. Future impairment of our planned equity and token holdings could have an adverse impact on our balance sheet as it relates to the value of these investment.

If we fail to protect our intellectual property, then our ability to compete could be negatively affected, which would harm our financial condition and operating results.

We have acquired the rights to our sanitizing herb dryer, the dHydronator®, from our CEO, Mr. Romanek, and a patent application has been filed with the United States Patent and Trademark Office (“USPTO”), docket number 5503.101, for 20 separate design, function, and usage patents. On or about July 20, 2018, the Company’s patent counsel received a Notification of Allowance from the USPTO, notifying the Company that the USPTO would be allowing all 20 claims. There is no guarantee that the USPTO will issue the patent, or that if we are issued the patent, that we will be able to maintain the patent in the future.

We believe that the market for the dHydronator® depend to a significant extent upon the goodwill and patent protection afforded by any patent that is ultimately issued. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The failure to secure a patent, the failure to maintain any patent we are ultimately issued, or the loss or infringement of any patent we are issued would impair the goodwill associated with the dHydronator® and harm our reputation, which would harm our financial condition and operating results.

If our intellectual property is not adequate to provide us with a competitive advantage or to prevent competitors from replicating our products, or if we infringe the intellectual property rights of others, then our financial condition and operating results would be harmed.

Our future success and ability to compete in the herb drying market depends upon our ability to produce a sanitizing herb dryer, which we attempt to protect under a combination of patent and trade secret laws, confidentiality procedures and contractual provisions. However, we have not yet been issued a patent, and even if we are, the legal protections afforded by patent law and contractual proprietary rights in our products provide only limited protection and may be time-consuming and expensive to enforce or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our proprietary rights or from independently developing non-infringing products that are competitive with, equivalent to or superior to our herb dryer.

Monitoring infringement or misappropriation of intellectual property can be difficult and expensive, and we may not be able to detect every infringement or misappropriation of intellectual property rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

Additionally, third parties may claim that our herb dryer infringes upon their intellectual property rights, and there can be no assurance that one or more of our products will not be found to infringe upon third-party intellectual property rights in the future.

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Our products may be subject to recalls.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If our sanitizing herb dryer, the dHydronator®, is recalled due to an alleged product defect or for any other reason, we could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. We may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin, or at all. In addition, a product recall may require significant management attention and adversely affect our other operations.

Additionally, if our herb dryer were subject to recall, the goodwill associated with that product and with us could be harmed. A recall would likely lead to decreased demand for our herb dryer, but it could also materially and adversely effect our spa and blockchain operations as well and the perception of our company as a whole. Additionally, product recalls may lead to increased scrutiny of our operations by regulatory agencies, requiring further management attention and potential legal fees and other expenses. Furthermore, any product recall affecting the cannabis industry more broadly could lead consumers to lose confidence in the safety and security of products sold by other participants in the industry, which could have a material adverse effect on our business, financial condition and results of operations.

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on Brandon Romanek, our Chief Executive Officer. Although we have entered into an employment agreement with Mr. Romanek providing for certain benefits, including severance in the event of a termination without cause, this agreement does not prevent him from terminating his employment with us at any time. We do not maintain “key person” insurance for any personnel. The loss of the services of Mr. Romanek could impede the achievement of our research, development, commercialization and blockchain acquisition objectives.

In addition, we rely on consultants and advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

We will need additional funding if we intend on executing our operational plans and making future acquisitions. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our planned development.

We expect our expenses to increase in connection with our ongoing activities. Furthermore, upon the effectiveness of this Registration Statement, we expect to incur additional costs associated with operating as a mandatory filer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate some or all of our herb dryer and spa development plans, and blockchain related acquisition plans.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or other assets.

Until the time, if ever, that we can generate substantial product revenues, we plan to finance our cash needs through some combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

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Because we will become a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we will not become a reporting company by conducting an underwritten initial public offering, or IPO, of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development.

Our common stock is subject to the SEC’s penny stock rules, which may make it difficult for broker-dealers to complete customer transactions and could adversely affect trading activity in our securities.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is currently less than $5.00 per share and therefore our stock is considered a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s prior written agreement to the transaction;
•

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If required to comply with these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

•	sales or potential sales of substantial amounts of our common stock;
•	the success of competitive products or technologies;
•	announcements about us or about our competitors, including new product introductions and commercial results;
•	the recruitment or departure of key personnel;
•	developments concerning our licensors or manufacturers;
•	litigation and other developments;
•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
•	variations in our financial results or those of companies that are perceived to be similar to us; and
•	general economic, industry and market conditions.

Many of these factors are beyond our control. The stock markets in general, and the market for companies related to blockchain in any way in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

12

We currently have outstanding shares of preferred stock that have special rights that could limit our ability to undertake corporate transactions, inhibit potential changes of control and reduce the proceeds available to our common stockholders in the event of a change in control. Additionally, even after our preferred stock converts to common stock, certain of our stockholders will have rights that could limit our ability to undertake corporation transactions and inhibit changes of control.

We currently have outstanding two classes of stock, common stock and preferred stock, and there are two series of preferred stock, Series A Preferred Stock and Series B Preferred Stock. The holders of our Series A Preferred Stock are entitled to super voting and super converting rights.

As a result of the rights the holder of our Series A Preferred Stock has, we may not be able to undertake certain corporate transactions, including equity or debt offerings necessary to raise sufficient capital to run our business, change of control transactions or other transactions that may otherwise be beneficial to our businesses. These provisions may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. The market price of our common stock could be adversely affected by the rights of our preferred stockholders.

We have never paid and do not intend to pay cash dividends.

We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our common stockholders’ sole source of gain for the foreseeable future. Under the terms of our existing Articles of Incorporation, we cannot declare, pay or set aside any dividends on shares of any class or series of our capital stock, other than dividends on shares of common stock payable in shares of common stock, unless we pay dividends to the holders of our preferred stock. Additionally, without special stockholder and board approvals, we cannot currently pay or declare dividends and will be limited in our ability to do so until such time, if ever, that we are listed on a stock exchange.

Our executive officer and director have the ability to control all matters submitted to stockholders for approval.

Our executive officer and director, Brandon Romanek, holds 2,000,000 shares of our Series A Preferred Stock (each share votes as the equivalent of 100 shares of common stock on all matters submitted for a vote by the common stockholders), and as such, he would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, Mr. Romanek would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Provisions in our articles of incorporation and by-laws and under Nevada law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our articles of incorporation and by-laws, respectively, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors.

We will incur increased costs as a result of operating as a public reporting company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a non-reporting company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

13

We currently have outstanding, and we may, in the future issue instruments which are convertible into shares of common stock, which will result in additional dilution to you.

We currently have outstanding debt and equity instruments which are convertible into shares of common stock, and we may need to issue similar instruments in the future. In the event that these convertible instruments are converted into shares of common stock, or that we make additional issuances of other convertible or exchangeable securities, you could experience additional dilution. Furthermore, we cannot assure you that we will be able to issue shares or other securities in any offering at a price per share that is equal to or greater than the price per share paid by investors or the then-current market price.

We cannot predict every event and circumstance that may impact our business and, therefore, the risks discussed herein may not be the only ones you should consider.

As we continue to grow our business, we may encounter other risks of which we are not aware as of the date of this Registration Statement. These additional risks may cause serious damage to our business in the future, the impact of which we cannot estimate at this time.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this Registration Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Plan of Operation

Millennium BlockChain is primarily focused on seeking partnerships and investments in the blockchain technology industry. We are making strategic investments in the equity of target companies we identify and their tokens. Most of the investments we make will be structured to be stock-for-stock investments or a combination of stock and cash. We will focus our blockchain investments in the following sectors: Healthcare, Real Estate, Education, Energy, Agricultural, Gaming, Social, AI, Travel, Exchanges, Financial Services, Hard Assets & Storage companies. We are also investigating the launch of a cloud crypto mining operation. We plan to hold all our crypto-related investments for a long period of time, and there is no guaranty that we will ever be able to liquidate our investments on terms we believe are attractive or at all.

Millennium also has operations in the wellness and nutraceutical industry. The Company intends to establish a float spa facility that will allow each guest to customize their wellness experience, at their own pace, based on their individual needs. Additionally, the Company is developing a sanitizing herb dryer, the dHydronator®, with multiple design, function, and usage patents pending. This innovative, laboratory-proven product is specifically designed for drying and sanitizing freshly harvested cannabis, and other herbs, flowers, and tea leaves. The dHydronator® can reduce moisture content of cannabis to 10-15% in only 10-14 hours. Traditional herbal drying times can take up to two weeks.

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Results of Operations

The following summary of our results of operations should be read in conjunction with our unaudited consolidated financial statements for the three and nine months ended April 30, 2018 and 2017, which are included herein.

Three Months Ended April 30, 2018 and 2017

Our operating results for the three months ended April 30, 2018 and 2017, and the changes between those periods for the respective items are summarized as follows:

	Three months ended
	April 30,		Change
	2018	2017	Amount	Percentage
Operating income (loss)	$(226,602)	$(47,064)	$(179,538)	(381%)
Other income (expense)	$(17,456)	$14,562	$(32,018)	(220%)
Net income (loss)	$(244,058)	$(32,502)	$(211,556)	(651%)

Revenues

We did not earn any revenues during the three months ended April 30, 2018 and 2017, respectively. We do not anticipate earning significant revenues until such time that we have fully developed our investment strategy.

Operating Income (Loss)

Our loss from operations increased to $226,602 during the three months ended April 30, 2018, from an operating loss of $47,064 in the same period in 2017. The following table presents operating expenses for the quarterly periods in 2018 and 2017:

	Three months ended
	April 30,		Change
	2018	2017	Amount	Percentage
Professional fees	$23,192	$17,115	$6,077	36%
Consulting fees	135,486	4,100	131,386	3205%
Payroll expense	20,569	-	20,569	100%
General and administrative expenses	41,142	22,680	18,462	81%
Depreciation and amortization	6,213	3,169	3,044	96%
Total operating expenses	$226,602	$47,064	$179,538	381%

We realized an increase of $6,077 in professional fees during the three months ended April 30, 2018, as compared to the same period in 2017, primarily due to increased accounting and audit fees associated with our reporting obligations. We realized an increase of $131,386 in consulting fees during the three months ended April 30, 2018, as compared to the same period in 2017, primarily due to increased stock-based compensation expense. We realized an increase of $18,462 in general and administrative expenses during the three months ended April 30, 2018, as compared to the same period in 2017, primarily due to an increase in office expenses related to our increased operations in 2018. We realized an increase of $20,569 in payroll expenses during the three months ended April 30, 2018, as compared to the same period in 2017, primarily due to the employment agreement entered into with to our Chief Executive Officer in November of 2017. We realized an increase of $3,044 in depreciation expenses during the three months ended April 30, 2018, as compared to the same period in 2017, primarily due to increase in assets related to the acquisition of the assets of the float spa.

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Other Income (Expense)

The following table presents other income and expenses for the three months ended April 30, 2017 and 2016:

	Three months ended
	April30,		Change
	2018	2017	Amount	Percentage
Gain/(loss) on change in derivative liability	$11,273	$(162)	$11,435	7,059%
Gain on settlement of debts	-	122,839	(122,839)	(100)%
Gain on conveyance of liabilities to a related party	-	-	-	-
Interest Expense	(28,729)	(108,115)	79,386	73%
Total other income (expense)	$(17,456)	$14,562	$(32,018)	(220)%

Gain/(loss) on change in derivative liability increased by $11,435 during the three months ended April 30, 2018, as compared to the same period in 2017, due to change in derivative liabilities caused by fluctuations in the price of our common stock between reporting periods. Gain on settlement of debts decreased by $122,839 during the three months ended April 30, 2018, as compared to the same period in 2017, because the company didn’t settle any debts in the current period. Interest expense decreased by $79,386 during the three months ended April 30, 2018, as compared to the same period in 2017, due to decrease in outstanding loans, and convertible notes during the same period.

Net Income (loss)

Net loss increased to $(244,058) during the three months ended April 30, 2018, from a net loss of $(32,502) in the same period 2017.

Nine Months Ended April 30, 2018 and 2017

Our operating results for the nine months ended April 30, 2018 and 2017, and the changes between those periods for the respective items are summarized as follows:

	Nine months ended
	April 30,		Change
	2018	2017	Amount	Percentage
Operating income (loss)	$(472,317)	$(83,306)	$(389,011)	(467)%
Other income (expense)	$(181,582)	$147,385	$(328,967)	(223)%
Net income (loss)	$(653,899)	$64,079	$(717,978)	(1120)%

Revenues

We did not earn any revenues during the nine months April 30, 2018 and 2017, respectively. We do not anticipate earning significant revenues until such time that we have fully developed our business and investment strategy.

Operating Income (Loss)

Our loss from operations increased to $472,317 during the nine months ended April 30, 2018, from an operating loss of $83,306 in the same period in 2017. The following table presents operating expenses for the quarterly periods in 2018 and 2017:

	Nine months ended
	April 30,		Change
	2018	2017	Amount	Percentage
Professional fees	$46,336	$24,126	$22,210	92%
Consulting fees	257,641	22,162	235,479	1063%
Payroll expense	41,137	-	41,137	100%
General and administrative expenses	108,191	32,594	75,597	232%
Depreciation and amortization	19,012	4,424	14,588	330%
Total operating expenses	$472,317	$83,306	$389,011	467%

16

We realized an increase of $22,210 in professional fees during the nine months ended April 30, 2018, as compared to the same period in 2017, primarily due to increased accounting and audit fees associated with our reporting obligations. We realized an increase of $235,479 in consulting fees during the nine months ended April 30, 2018, as compared to the same period in 2017, primarily due to increased stock-based consulting. We realized an increase of $75,597 in general and administrative expenses during the nine months ended April 30, 2018, as compared to the same period in 2017, primarily due to an increase in office expenses related to our increased operational activities. We realized an increase of $41,137 in payroll expenses during the nine months ended April 30, 2018, as compared to the same period in 2017, primarily due to the employment agreement issued to our Chief Executive Officer in November of 2017. We realized an increase of $14,588 in depreciation expenses during the nine months ended April 30, 2018, as compared to the same period in 2017, primarily due to increase in assets related to the acquisition of the assets of THC therapeutics and the float spa assets.

Other Income (Expense)

The following table presents other income and expenses for the nine months ended April 30, 2018 and 2017:

	Nine months ended
	April 30,		Change
	2018	2017	Amount	Percentage
Gain on change in derivative liability	$39,274	$4,701	$34,573	735%
Gain on settlement of debts	(132,234)	202,621	(334,855)	(165)%
Gain on conveyance of liabilities to a related party	-	79,110	(79,110)	(100)%
Interest Expense	(88,622)	(139,047)	50,425	36%
Total other income (expense)	$(181,582)	$147,385	$(328,967)	(223)%

Gain on change in derivative liability increased by $34,573 during the nine months ended April 30, 2018, as compared to the same period in 2017, due to change in derivative liabilities caused by fluctuations in the price of our common stock between reporting periods. Gain on settlement of debts decreased by $334,855 during the nine months ended April 30, 2018, as compared to the same period in 2017, because the company recognized losses on debt settlements in the current period as opposed to gains in the same period in 2017. Gain on conveyance of liabilities to a related party decreased by $79,110 during the nine months ended April 30, 2018, as compared to the same period in 2017, because the company didn’t convey any asset or liabilities to officers in the current period. Interest expense decreased by $50,425 during the nine months ended April 30, 2018, as compared to the same period in 2017, due to decreases in total loans, and convertible notes outstanding in the current period.

Net Income (loss)

Net loss increased to $(653,899) during the nine months ended April 30, 2018, from a net income of $64,079 in the same period 2017.

Liquidity and Capital Resources

Working Capital

The following table presents our working capital position as of April 30, 2018, and July 31, 2017:

	April 30,	July 31,	Change
	2018	2017	Amount	Percentage
Cash and cash equivalents	$2,237	$187	$2,050	1,096%

Current assets	$12,449	$78,952	$(66,503)	(84%)
Current liabilities	548,829	389,515	159,314	40%
Working capital	$(536,380)	$(310,563)	$(225,817)	(73%)

17

The change in working capital during the nine months ended April 30, 2018, was primarily due to an increase in current liabilities of $159,314. Current assets decreased due to a decrease in prepaid expenses during the nine months ended April 30, 2018. Current liabilities increased due to an increase in borrowing and accrued expenses, which resulted in accounts payable of $103,345, accrued liabilities due to related parties of $46,004, convertible notes payable, net of $97,534, advances from related parties of $146,791, notes payable of $48,200 and derivative liability of $106,955, as compared to $389,515 in current liabilities as of July 31, 2017, which consisted mainly of accounts payable of $82,140, accrued liabilities due to related parties of $1,120, convertible notes payable, net of $22,739, advances from related parties of $77,287, notes payable of $60,000 and derivative liability of $146,229.

Cash increased as of April 30, 2018, by $2,050 to $2,237, primarily from increased borrowing.

Cash Flow

We fund our operations with cash received from advances from officer’s parties, debt, and issuances of equity.

The following tables presents our cash flow for the nine months ended April 30, 2018 and 2017:

	Nine months ended
	April 30,		Change 2018
	2018	2017	Versus 2017
Cash Flows Used in Operating Activities	$(150,122)	$(109,224)	$(40,898)
Cash Flows Used in Investing Activities	(532)	-	(532)
Cash Flows Provided by Financing Activities	152,704	108,986	43,718
Net increase (decrease) in Cash During Period	$2,050	$(238)	$2,288

Cash Flows from Operating Activities

We did not generate positive cash flows from operating activities for the nine months ended April 30, 2017.

For the nine months ended April 30, 2018, net cash flows used in operating activities consisted of a net loss of $653,899, reduced by depreciation of $19,012, stock-based compensation of $242,119, amortization of debt discount of $69,185, amortization of original issue discount of $5,610, offset by a loss on change in derivative liabilities of $39,274 and increased by a net increase in change of operating assets and liabilities of $72,770. For the nine months ended April 30, 2017, net cash flows provided by operating activities consisted of a net income of $64,079, increased by depreciation of $4,424, amortization of debt discount of $132,221, offset by a loss on change in derivative liabilities of $4,701, settlement of debts of $202,621, settlement of related party debts of $79,110 and by a net decrease in change of operating assets and liabilities of $23,516.

Cash Flows from Investing Activities

For the nine months ended April 30, 2018, net cash flows used in investing activities consisted of $532 investment in intangible assets as compared to the nine months ending April 30, 2017, during which we had no investing activities.

Cash Flows from Financing Activities

For the nine months ended April 30, 2018, we received $142,344 from loans from a related party, $30,000 from non-related party loans, $65,000 from the sale of common stock and warrants and used $72,840 for net repayments on related party debts and $11,800 on net repayments on loans. For the nine months ended April 30, 2017, we received $75,371 from loans from a related party, $112,400 from convertible loans, and used $28,785 for net repayments on related party debts and $50,000 on net repayments on loans

18

Year Ended July 31, 2017 and 2016

The following summary of our results of operations should be read in conjunction with our consolidated financial statements for the years ended July 31, 2017 and 2016, which are included herein.

Our operating results for the year ended July 31, 2017 and 2016, and the changes between those periods for the respective items are summarized as follows:

	Years ended
	July 31,		Change
	2017	2016	Amount	Percentage
Operating income (loss)	$(223,605)	$(103,533)	$(120,072)	(116)%
Other income (expense)	$(162,103)	$(191,464)	$29,361	15%
Net income (loss)	$(385,708)	$(294,997)	$(90,711)	(31)%

Revenues

We did not earn any revenues during the years ending July 31, 2017 and 2016, respectively. We do not anticipate earning significant revenues until such time that we have fully developed our investment strategy.

Operating Income (Loss)

Our loss from operations increased by $120,072 during the year ended July 31, 2017, from an operating loss of $103,533 in the same period in 2016. The following table presents operating expenses for the annual periods in 2017 and 2016:

	Years ended
	July 31,		Change
	2017	2016	Amount	Percentage
Professional fees	$90,168	$20,526	$69,642	339%
Compensation	5,490	-	5,490	100%
Consulting fees	39,173	67,925	(28,752)	(42)%
General and administrative expenses	78,283	15,082	63,201	419%
Depreciation and amortization	10,491	-	10,491	100%
Total operating expenses	$223,605	$103,533	$120,072	116%

We realized an increase of $69,642 in professional fees during the year ended July 31, 2017, as compared to the same period in 2016, primarily due to increased accounting and audit fees associated with our reporting obligations. We realized a decrease of $28,752 in consulting fees during the year ended July 31, 2017, as compared to the same period in 2016, primarily due to a decrease in stock-based compensation. We realized an increase of $63,201 in general and administrative expenses during the year ended July 31, 2017, as compared to the same period in 2018, primarily due to an increase in travel expenses related to trade show attendance. We realized an increase of $10,491 in depreciation expenses during year ended July 31, 2017, as compared to the same period in 2016, primarily due to increase in assets related to the acquisition of the assets of THC Therapeutics.

Other Income (Expense)

The following table presents other income and expenses for the years ended July 31, 2017 and 2016:

	Years ended July 31,		Change
	2017	2016	Amount	Percentage
Gain/(loss) on change in derivative liability	$(81,145)	$2,454	$(83,599)	(3,407)%
Gain/(loss) on settlement of debts	202,621	(162,235)	364,856	225%
Impairment expense	(197,761)	-	(197,761)	100%
Gain on conveyance of liabilities to a related party	79,110	-	79,110	100%
Interest Expense	(164,928)	(31,683)	(133,245)	(421)%
Total other income (expense)	$(162,103)	$(191,464)	$29,361	15%

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Loss on change in derivative liability increased by $83,599 during the years ended July 31, 2017, as compared to the same period in 2016, due to change in derivative liabilities caused by fluctuations in the price of our common stock between reporting periods. Gain on settlement of debts increased by $364,856 during the year ended July 31, 2017, as compared to the same period in 2016, because the company settled a significant amount of debts as part of its restructuring efforts. Gain on conveyance of liabilities to a related party increased by $79,110 during the year ended July 31, 2017, as compared to the same period in 2016, because the company conveyed certain liabilities to a former officer. Interest expense increased by $133,245 during the year ended July 31, 2017, as compared to the same period in 2016, due to increases in loans, and convertible notes. The Company also recorded an impairment expense of $197,761 due to the impairment of intangible assets related to the THC business segment.

Net Income (loss)

Net loss increased to $(385,708) during the year ended July 31, 2017, from a net loss of $(294,997) in the same period 2016.

Liquidity and Capital Resources

Working Capital

The following table presents our working capital position as of July 31, 2017, and July 31, 2016:

	July 31,	July 31,	Change
	2017	2016	Amount	Percentage
Cash and cash equivalents	$187	$245	$(58)	(24)%

Current assets	$78,952	$245	$78,707	32,125%
Current liabilities	389,515	377,952	11,563	3%
Working capital	$(310,563)	$(377,707)	$67,144	18%

The change in working capital during the year ended July 31, 2017, was primarily due to an increase in current assets of $78,707 and an increase in current liabilities of $11,563. Current assets increased due to an increase in prepaid expenses as of July 31, 2017. Current liabilities increased due to an increase in borrowing, which resulted in convertible notes payable, advances from related parties, notes payable, derivative liability of $389,515, as compared to $377,952 as of July 31, 2017. Cash decreased as of July 31, 2017, by $(58) to $187, primarily caused by from increased expenses for the year ending July 31, 2017.

Cash Flow

We fund our operations with cash received from advances from officer’s and related parties, debt, and issuances of equity.

The following tables presents our cash flow for the years ended July 31, 2017 and 2016:

	Years ended
	July 31,		Change 2017
	2017	2016	Versus 2016
Cash Flows Provided from (Used in) Operating Activities	$(151,671)	$(17,367)	$(134,304)
Cash Flows Used in Investing Activities	(25,062)	-	(25,062)
Cash Flows Provided by Financing Activities	176,675	11,144	165,531
Net increase (decrease) in Cash During Period	$(58)	$(6,223)	$6,165

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Cash Flows from Operating Activities

We did not generate positive cash flows from operating activities for the year ended July 31, 2017.

For the years ended July 31, 2017, net cash flows used in operating activities consisted of a net loss of $385,708, reduced by depreciation of $10,491, stock-based compensation of $46,377, amortization of debt discount of $155,820, offset by a loss on change in derivative liabilities of $81,145, gain on settlement of debts of $197,761, loss on impairment of assets of $197,761, gain on conveyance of liabilities or $(79,110) and increased by a net increase in change of operating assets and liabilities of $18,656. For the year ended July 31, 2016, net cash flows provided by operating activities consisted of a net loss of $294,997, reduced by amortization of debt discount of $19,221, offset by a loss on change in derivative liabilities of $2,488, settlement of debts of $162,269, and by a net increase on change of operating assets and liabilities of $98,628.

Cash Flows from Investing Activities

For the year ended July 31, 2017, net cashflows used in investing activities consisted of purchases of intangible assets of $5,062 and purchase of fixed assets of $20,000. For the year ending in July 31, 2016, we had no investing activities.

Cash Flows from Financing Activities

For the year ended July 31, 2017, we received $134,113 from loans from related party, $92,500 from convertible notes and used $49,938 for net repayments on related party debts. For the year ended July 31, 2016, we received $11,144 from loans from related party.

Anticipated Cash Requirements

We estimate that our expenses to further implement our plan of operations over the next 12 months, will be approximately $2,410,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources. We further anticipate incurring additional costs and expenses for accounting, legal, and other miscellaneous fees relating to compliance with SEC requirements and the filing of the registration statement of which this prospectus forms a part.

Description	Estimated Expenses
Legal, Accounting & Other Registration Expenses	$200,000
Costs Associated with Being a Public Company	200,000
Trade Shows and Travel	400,000
Website Development	20,000
Rent	70,000
Advertising and Marketing	250,000
Staffing	370,000
General Working Capital	400,000
Cash Reserves	500,000
Total	$2,410,000

Given that our cash needs are strongly driven by our growth requirements, we also intend to maintain a reserve sum for other risk contingencies that may arise.

We intend to meet our cash requirements for the next 12 months through the use of the cash we have on hand and through business operations, future equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. We currently do not have any other arrangements in place to complete any private placement financings and there is no assurance that we will be successful in completing any such financings on terms that will be acceptable to us.

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Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Note 3, “Summary of Significant Accounting Policies,” of the Notes to Consolidated Financial Statements included in this Form 10, describes the significant accounting policies and methods used in the preparation of the Company’s consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are those related to revenue recognition. Management considers these policies critical because they are both important to the portrayal of the Company’s financial condition and operating results, and they require management to make judgments and estimates about inherently uncertain matters. The Company’s management has reviewed these critical accounting policies and related disclosures.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s goodwill, impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, inventory valuation, and the valuations of non-cash capital stock issuances. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents – For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term instruments with original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments – The carrying amounts reflected in the balance sheets for cash, accounts payable and accrued expenses approximate the respective fair values due to the short maturities of these items.

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

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The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Revenue Recognition:

Product Sales – Revenues from the sale of products are recognized when title to the products are transferred to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for products sold and delivered.

Costs of Revenue – Costs of revenue includes raw materials, component parts, and shipping supplies. Shipping and handling costs is not a significant portion of the cost of revenue.

Goodwill and Intangible Assets – The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other.” According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Fair value for goodwill is based on discounted cash flows, market multiples and/or appraised values as appropriate. Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

Long-Lived Assets – In accordance with the Financial Accounting Standards Board ("FASB") Accounts Standard Codification (ASC) ASC 360-10, "Property, Plant and Equipment," the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Segment Reporting – Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company's core business.

Income Taxes – The Company accounts for its income taxes in accordance with FASB Codification Topic ASC 740-10, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock-Based Compensation – The Company follows the guidelines in FASB Codification Topic ASC 718-10 “Compensation-Stock Compensation”, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

Earnings (Loss) Per Share – The Company reports earnings (loss) per share in accordance with FASB Codification Topic ASC 260-10 “Earnings Per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise of options and warrants to purchase common shares (common stock equivalents) would have an anti-dilutive effect.

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Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

Item 3. Properties.

Currently the Company leases approximately 1,300 square feet of office space in San Diego, California, at a monthly rent of $3,300, on a month-to-month basis and including all utilities. There is no obligation for the landlord to continue to lease the Company the office space on the same terms.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following tables set forth, as of April 30, 2018, certain information concerning the beneficial ownership of our capital stock, including our common stock, and Series A Preferred Stock, and Series B Preferred Stock, by:

•	each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;
•	each director;
•	each named executive officer;
•	all of our executive officers and directors as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

As of April 30, 2018, the Company had authorized 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, with 3,000,000 shares of preferred stock designated as Series A Preferred Stock, and 165,000 shares of preferred stock designated as Series B Preferred Stock. There were 123,985,891 shares of common stock, 2,000,000 shares of Series A Preferred Stock, and 165,000 shares of Series B Preferred Stock outstanding as of April 30, 2018. Each share of Series A Preferred Stock is convertible into 100 shares of common stock, and each share entitles the holder thereof to 100 votes per share. Each share of Series B Preferred Stock is convertible one year following issuance at a variable conversion rate equal to the stated price of $1.00 divided by the prior day’s closing price of the Company’s common stock as quoted on the OTC Link, LLC operated by OTC Markets Group, Inc.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 30, 2018, are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities included in the below table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable, and their address is c/o the Company at 11700 W Charleston Blvd #73, Las Vegas, NV 89135.

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Security Ownership of Certain Beneficial Owners & Management

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class
Common Stock	Brandon Romanek	105,316,322	84.9%
Series A Preferred Stock	Brandon Romanek	2,000,000	100%
Series B Preferred Stock	Carlos Escamilla & Daniel Jones	165,000	100%

___________

Item 5. Directors and Executive Officers.

The names, ages, positions, periods served of the Company’s present directors are set forth in the following table:

Name	Age	Positions	Period of Service Began
Brandon Romanek	44	CEO, President, CFO, Secretary, Director (1)	January 12, 2017

______

(1) All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

There are no agreements with respect to electing directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time, and due to its small size does not believe that committees are necessary at this time. As of the date of this Registration Statement, the Company’s Board fulfills the duties of an audit committee. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Director and Officer Biographical Information

Brandon Romanek

Brandon’s background in brokerage firms, hedge funds, institutions, money management, and trading prepared him for the task of building Millennium BlockChain. Beginning in 1999, Brandon traded with Wedbush, Merrill Lynch other brokerage firms using portfolio margin. Brandon has traded on many platforms including Real Tick, Sterling, LightSpeed, and Firetip. From 2002-2006, Brandon traded CFD’s with the CMC Markets in Toronto. From 2008, Brandon was a commodities trader in the precious metals markets. He was a broker dealer in physical metals from 2009-2011, mostly doing business with Amark, a publicly traded metals dealer. Brandon is also founder and CEO of SBR Asset Management. Brandon became the CEO and director of the Company in January of 2017, and he has not been the director of any other public company during the past five years.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

(1) had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

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(2) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5) has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth, for the fiscal years ended July 31, 2017 and July 31, 2016, certain information regarding the compensation earned by the Company’s named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended July 31,	Salary($)	Total ($)
Brandon Romanek, CEO/CFO (1)	2017	$-	$-
	2016	-	-
Jamie Mann, CEO/CFO (2)	2017	$17,712	$17,712
	2016	67,925	67,925

___________

(1)	Mr. Romanek was appointed as CEO of the Company on January 12, 2017.
(2)	Mr. Mann was the former CEO and CFO of the Company until January 12, 2017, when he resigned and Mr. Romanek was appointed as the sole officer and director of the Company.

Director Compensation

Directors do not receive compensation for serving as a Director of the Company.

Employment Agreements

Except for the following agreements, the Company does not have any written agreements with any of its executive officers.

On November 1, 2017, we entered into an employment agreement with Brandon Romanek, our Chief Executive Officer. In accordance with this agreement, Mr. Romanek provided services to the Company in exchange for $78,000 per year plus vacation and bonuses as approved annually by the board of directors and reimbursable expenses incurred. During the nine months ending April 30, 2018, the Company accrued $41,137 related to this agreement. As of April 30, 2018, Mr. Romanek allowed the Company to defer all compensation related to his employment totaling $41,137.

Stock Option Plan and other Employee Benefits Plans

The Company does not maintain a Stock Option Plan or other Employee Benefit Plans.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative.

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Role of Executive Officers In Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

Advances from related parties for the years ending July 31, 2017 and 2016

Our Chief Executive Officer and a shareholder, a relative of our Chief Executive Officer, have agreed to advance funds to the Company from time to time to support the ongoing operations of the Company. The advances are due within ten (10) days of demand and bear interest at 5% annually.

Advances from related parties consist of the following as of July 31, 2017:

	Year ending July 31, 2017		Principal as of	Accrued interest balance As of
	Funds advanced	Funds repaid	July 31, 2017	July 31, 2017
B. Romanek, President and CEO	$121,200	$49,938	$71,262	$1,040
Shareholder Relative of our President and CEO	6,025	-	6,025	79
TOTAL	$127,225	$49,938	$77,287	$1,120

The former sole officer and director of the Company advanced the Company $6,888 and $11,144 during the years ending July 31, 2017 and 2016, respectively.

On January 4, 2017, the former sole officer and director forgave all advances in relation to his acquisition of the assets under the Kouei International license agreement and related business.

Advances from related parties for the nine months ending April 30, 2018

Our Chief Executive Officer and a shareholder, a relative of our Chief Executive Officer, have agreed to advance funds to the Company from time to time to support the ongoing operations of the Company. The advances are due within ten (10) days of demand and bear interest at 5% annually.

Advances from related parties consist of the following as of April 30, 2018:

	Principal as of	Nine months ending April 30, 2018		Principal as of	Accrued interest balance
	July 31, 2017	Funds advanced	Funds repaid	April 30, 2018	As of April 30, 2018
B. Romanek, President and CEO	$71,262	$105,256	$62,916	$113,602	$4,342
Shareholder Relative of our President and CEO	$6,025	37,088	9,924	33,189	524
TOTAL	$77,287	$142,344	$72,840	$146,791	$4,866

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Asset purchase agreement with related parties

On January 20, 2017, the Company entered into an asset purchase agreement with its current officer and director, Brandon Romanek, under which it acquired certain patent and trademark applications and other intellectual property in exchange for 100,000,000 shares of common stock and 2,000,000 shares of Series A Preferred Stock.

Due to the common control nature of the transaction the Company recorded the assets at their historical carrying amounts in accordance with ASC 805-50-30. The shares issued as consideration were fair valued at $20,100,000, as a result the difference between the value of the proceeds transferred and the carrying amounts of the net assets received was recognized in additional paid-in capital.

The purchase price was allocated as follows:	Amount
Patents and patents pending	$13,717
Trademarks	1,000
Website and domain names	15,098
dHydronator® Prototype	27,100
Total historical costs of assets acquired	$56,915

Stock issuances to related parties

Issuances of Common and Preferred Stock for the year ended July 31, 2016

On July 20, 2016, the Company issued 3,200,569 shares of common stock of the Company to a former officer of the Company in exchange for $225,000 of accrued consulting fees due to our sole officer and director. The shares were fair valued at $384,067, and a loss on settlement of debt of $162,269 was recorded as a result of the transaction.

Issuances of Common and Preferred Stock for the year ended July 31, 2017

On January 23, 2017, the Company issued 100,000,000 shares of common stock and 2,000,000 shares of Series A Preferred Stock to our current officer and director, Brandon Romanek, as consideration under an asset purchase agreement with him. (See Note 12 for additional details.)

Promoters and Certain Control Persons

None.

List of Parents

None.

Director Independence

The Company has one independent director. All current directors are shareholders of the Company.

Item 8. Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

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Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

The Common Stock of the Company is currently trading on the OTC Link, LLC quotation board operated by OTC Markets Group, Inc., under the symbol “MBLC.” The following information reflects the high and low bid prices of the Company’s common stock on the OTC Link found on OTCMarkets.com.

Quarterly period	High	Low
Fiscal year ended July 31, 2016:
First Quarter	$0.21	$0.056
Second Quarter	$0.14	$0.056
Third Quarter	$1.33	$0.0336
Fourth Quarter	$2.77	$0.07

Fiscal year ended July 31, 2017:
First Quarter	$0.0885	$0.02
Second Quarter	$0.3161	$0.0201
Third Quarter	$0.1.30	$0.112
Fourth Quarter	$0.5746	$0.3002

Fiscal year ended July 31, 2018:
First Quarter	$0.4149	$0.2151
Second Quarter	$1.94	$0.1965
Third Quarter	$0.9875	$0.301

Holders

As of April 30, 2018, there were 123,985,891 shares of common stock outstanding, which were held by approximately nine shareholders of record. In addition, there were 2,000,000 shares of our Series A Preferred Stock outstanding, which shares were held by one shareholder of record, and there were 165,000 shares of our Series B Preferred Stock outstanding, which shares were held by two shareholders of record.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The Company does not currently maintain any Equity Compensation Plans.

Item 10. Recent Sales of Unregistered Securities.

On July 20, 2016, the Company issued 3,200,569 shares of common stock of the Company to a former officer of the Company in exchange for $225,000 of accrued consulting fees due to that former officer.

On January 13, 2017, we entered into a convertible promissory note with a note holder who assumed two outstanding notes totaling $112,400. Interest under the convertible promissory note is 5% per annum, and the principal and all accrued but unpaid interest is due on January 13, 2018. The note is convertible at any time following the issuance date at noteholder’s option into shares of our common stock at a fixed conversion price of $0.001. On February 6, 2017, the holder of the note converted $10,000 of the principal of the note into 10,000,000 common shares of the Company at a conversion price of $0.001. On April 28, 2017, the note holder forgave the remaining balance principal of $102,400 and accrued interest of 1,507.

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On January 23, 2017, the Company issued 100,000,000 shares of common stock and 2,000,000 shares of Series A Preferred Stock to our officer and director, Brandon Romanek, as consideration under an asset purchase agreement with him.

On May 9, 2017, the Company entered into a convertible promissory note pursuant to which we borrowed $92,500 from a third-party lender. The note carries an original issue discount of 7.5% ($7,500). Interest under the convertible promissory note is 6% per annum, and the principal and all accrued but unpaid interest is due on May 9, 2018. The note is convertible at any date after the issuance date at noteholder’s option into shares of our common stock at a variable conversion price of 65% of the lowest closing market price of our common stock during the previous 20 days to the date of the notice of conversion.

Also on May 9, 2017, the Company issued stock warrants to purchase 100,000 shares of its common stock to a third-party lender as part of a financing agreement. The warrants have a strike price of $0.75. The stock warrants were exercisable six-months from grant and have a life of 3 years.

On May 12, 2017, the Company issued 120,000 shares of Series A Preferred Stock as consideration to the seller under an asset purchase agreement.

On June 6, 2017, the Company issued 45,000 shares of Series A Preferred Stock as consideration to a lender to settle a lien on assets acquired under the May 12, 2017, asset purchase agreement.

On June 12, 2017, the Company issued 200,000 shares of common stock to a consultant for services to be rendered between June 15, 2017 and September 15, 2017.

On June 26, 2017, the Company issued 88,000 shares of common stock to a consultant for services to be rendered between July 1, 2017, and June 30, 2018.

On August 10, 2017, the Company issued 5,000 shares of common stock to a consultant for services rendered. The shares were fair valued at $1,740 at the date of grant.

On August 28, 2017, the Company issued 2,500 shares of common stock to a consultant for services rendered. The shares were fair valued at $973 at the date of grant.

On October 13, 2017, the Company issued stock warrants to purchase 30,000 shares of its common stock to a third-party lender as part of a financing agreement. The warrants have a strike price of $2.00. The stock warrants were exercisable immediately upon grant and have a life of 3 years.

On February 15, 2018, the Company agreed to issue 150,000 shares of common stock to a consultant for services rendered. The shares were fair valued at $102,000 ($0.68 per share) and deemed fully earned at the date of grant.

On March 5, 2018, the Company received $25,000 from an investor pursuant to a private placement agreement with the investor to purchase 62,500 shares of the Company’s common stock and 62,500 warrants to purchase shares of the Company’s common stock at $2.00 per share for a period of three years. If the Company’s common stock has closed for 20 consecutive trading days above $3.00 per share, the investor must exercise the warrant within 30 days.

On March 31, 2018, the Company entered into two agreements with BurstIQ Analytics Corporation, a Colorado corporation (“BurstIQ”), a Simple Agreement for Future Tokens (the “SAFT”) and Simple Agreement for Future Equity (the “SAFE”). Pursuant to the SAFT and the SAFE, the Company purchased (i) the right to a number of BIQ tokens equal to $2,500,000 divided by a 35% discount to the maximum price per token sold by BurstIQ to the public during a network launch, and (ii) the right to a number shares of BurstIQ’s preferred stock sold in a subsequent equity financing equal to $2,500,000 divided by a deemed $6.50 price per share, in consideration of the issuance of an aggregate of 5,000,000 shares of the Company’s common stock to BurstIQ.

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On March 31, 2018, the Company and a lender agreed to settle a $30,000 promissory note and associated accrued interest of $3,473. The Company agreed to issue 95,000 shares of the Company’s common stock and warrants to purchase 195,000 shares of the Company’s common stock at $2.00 for a three-year term. In return for the consideration, the Lender agreed to release the Company from all amounts owed.

On April 6, 2018, the Company received $40,000 from an investor pursuant to a private placement agreement with the investor to purchase 100,000 shares of the Company’s common stock and 250,000 warrants to purchase shares of the Company’s common stock at $2.00 per share for a period of five years.

The issuance described above for conversion of debt on February 6, 2017, was made in reliance on the exemptions from registration provided by Sections 3(a)(9) and 4(a)(1) of the Securities Act, as the common stock was issued in exchange for debt securities of the Company held by the shareholder for the requisite holding period, there was no additional consideration for the exchange, there was no remuneration for the solicitation of the exchange, there was no general solicitation, and the transactions did not involve a public offering. The other securities identified in this section were issued or will be issued with restrictive legends (stating that the shares have not been registered and cannot be transferred unless registered under the Securities Act of 1933 or unless an exemption from registration is available) pursuant to exemptions from registration requirements relying on Section 4(a)(2) of the Securities Act of 1933 and/or upon Rule 506(b) of Regulation D of the Securities Act of 1933 as there was no general solicitation, and the transactions did not involve a public offering.

Item 11. Description of Registrant’s Securities to be Registered.

We are registering on this Registration Statement only our common stock, the terms of which are described below. However, because our preferred stock will remain outstanding following the effectiveness of this Registration Statement, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock.

As of April 30, 2018, the Company had authorized 500,000,000 shares of common stock and 10,000,000 shares of preferred stock, with 3,000,000 shares of preferred stock designated as Series A Preferred Stock, and 165,000 shares of preferred stock designated as Series B Preferred Stock.

Common Stock

Subject to the voting rights of the Company’s preferred stock, at any meeting of the shareholders, every shareholder of common stock is entitled to vote and may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each shareholder shall have one vote for every share of stock entitled to vote, which is registered in his name on the record date for the meeting, except as otherwise required by law or the Articles of Incorporation.

All elections of directors shall be determined by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Except as otherwise required by law or the Articles of Incorporation, all matters other than the election of directors shall be determined by the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

The Company’s Articles of Incorporation do not provide for cumulative voting or preemptive rights.

Preferred Stock

Holders of the Series A Preferred Stock are entitled at their option to convert their preferred shares into common stock at a conversion rate of one hundred (100) shares of common stock for every one (1) share of Series A Preferred Stock. The holders are further entitled to vote together with the holders of the Company’s common stock on all matters submitted to shareholders at a rate of one hundred (100) votes for each share held. The holders are entitled to equal rights with our common stockholders as it relates to liquidation preference.

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Holders of Series B Preferred Stock are entitled to a liquidation preference on the stated value of $1.00 per share. The shares carry a mandatory conversion provision, with all shares of Series B Preferred Stock convertible by the Company one year from issuance, at a variable conversion rate equal to the stated price of $1.00 divided by the prior day’s closing price as quoted on OTC Markets. Holders of Series B Preferred Stock are not entitled to any voting or dividend rights.

Convertible Instruments

The following is a description of the material terms of our convertible instruments which remain outstanding as of April 30, 2018):

On May 9, 2017, the Company entered into a convertible promissory note pursuant to which we borrowed $92,500 from a third-party lender. The note carries an original issue discount of 7.5% ($7,500). Interest under the convertible promissory note is 6% per annum, and the principal and all accrued but unpaid interest is due on May 9, 2018. The note is convertible at any date after the issuance date at noteholder’s option into shares of our common stock at a variable conversion price of 65% of the lowest closing market price of our common stock during the previous 20 days to the date of the notice of conversion.

Warrants

On May 9, 2017, the Company issued to the convertible note lender described in the preceding paragraph, warrants to purchase 100,000 shares of the Company’s common stock. The warrants have a strike price of $0.75. The stock warrants were exercisable six-months from grant and have a life of 3 years.

On October 13, 2017, the Company issued warrants to purchase 30,000 shares of Company’s common stock to a third-party lender. The warrants have a strike price of $2.00. The warrants were exercisable immediately upon grant and have a life of 3 years.

On March 5, 2018, the Company issued to an investor warrants to purchase 62,500 shares the Company’s common stock at $2.00 per share for a period of three years. If the Company’s common stock has closed for 20 consecutive trading days above $3.00 per share, the investor must exercise the warrant within 30 days.

On March 31, 2018, the Company agreed to issue to a lender warrants to purchase 195,000 shares of the Company’s common stock at $2.00 for a three-year term.

On April 6, 2018, the Company issued to an investor warrants to purchase 250,000 shares of the Company’s common stock at $2.00 per share for a period of five years.

Item 12. Indemnification of Directors and Officers.

Our Articles of Incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada Revised Statutes. These provisions state that certain persons (hereinafter called “lndemnitees”) may be indemnified by a Nevada corporation pursuant to the provisions of applicable law, namely, any person (or the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will indemnify the Indemnitees in each and every situation where the Company is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Company will also indemnify the Indemnitees in each and every situation where, under the aforesaid statutory provisions, the Company is not obligated, but is nevertheless permitted or empowered, to make such indemnification. Before making such indemnification with respect to any situation covered under the foregoing sentence, the Company will make a determination as to whether each Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful. No such indemnification shall be made (where not required by statute) unless it is determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee’s conduct was unlawful.

33

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Registration Statement and are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

Financial Statements:

For the Years Ended July 31, 2017 and 2016

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of July 31, 2017 and 2016

Consolidated Statements of Operations for the years ended July 31, 2017 and 2016

Consolidated Statements of Changes in Stockholders’ Deficit for the years ended July 31, 2017 and 2016

Consolidated Statement of Cash Flows for the years ended July 31, 2017 and 2016

Notes to Consolidated Financial Statements

For the Three and Nine Months Ended April 30, 2018 (Unaudited)

Consolidated Balance Sheets as of April 30, 2018 and July 31, 2017

Consolidated Statements of Operations for the three and nine months ended April 30, 2018 and 2017

Consolidated Statement of Cash Flows for the nine months ended April 30, 2018 and 2017

Notes to Consolidated Financial Statements

(b) Exhibits.

See the Exhibit Index attached hereto which is incorporated by reference.

34

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

NOTES TO THE FINANCIAL STATEMENTS

JULY 31, 2017

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Millennium Blockchain, Inc.

We have audited the accompanying balance sheets of Millennium Blockchain, Inc. as of July 31, 2017 and July 31, 2016 and the related statements of operations, stockholders' (deficit), and cash flows for each of the years in the two-year period ended July 31, 2017 and July 31, 2016. Millennium Blockchain, Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millennium Blockchain, Inc. as of July 31, 2017 and July 31, 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended July 31, 2017 and July 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has no revenues, has negative working capital at July 31, 2017 and July 31, 2016, has incurred recurring losses and recurring negative cash flow from operating activities, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ AMC Auditimg

AMC Auditing

Las Vegas, Nevada

February 28, 2018

F-2

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

CONSOLIDATED BALANCE SHEETS

(AUDITED)

ASSETS	July 31, 2017	July 31, 2016
Current assets
Cash	$187	$245
Prepaid	78,765	-
Total current assets	78,952	245

Deposits	3,208	-
Fixed Assets	78,874	-
Intangible Assets	32,612	-

Total assets	193,646	245

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$82,140	$128,255
Accrued liabilities due to related parties	1,120	20,841
Advances from related parties	77,287	11,482
Notes payable	60,000	50,000
Convertible Notes payable, net	22,739	99,998
Derivative liability	146,229	67,376
Total current liabilities	389,515	377,952

Total liabilities	389,515	377,952

Stockholders' equity (deficit)
Common stock; $0.001 par value; 500,000,000 shares authorized;
118,778,391 and 8,490,391 shares issued and outstanding
as of July 31, 2017 and July 31, 2016, respectively	118,778	8,490
Preferred stock; $0.001 par value; 10,000,000 shares authorized;
2,165,000 and 0 series A and B shares issued and outstanding as of
July 31, 2017 and July 31, 2016, respectively
Preferred A stock; $0.001 par value; 3,000,000 shares authorized;
2,000,000 and 0 shares issued and outstanding as of
July 31, 2017 and July 31, 2016, respectively	2,000	-
Preferred B stock; $0.001 par value; 165,000 shares authorized;
165,000 and 0 shares issued and outstanding as of
July 31, 2017 and July 31, 2016, respectively	165	-

Additional paid-in capital	2,937,860	2,482,767
Accumulated deficit	(3,254,672)	(2,868,964)
Total stockholders' deficit	(195,869)	(377,707)

Total liabilities and stockholders' equity (deficit)	$193,646	$245

The accompanying notes are an integral part of these financial statements.

F-3

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

CONSOLIDATED STATEMENT OF OPERATIONS

(AUDITED)

	For the Years Ended
	July 31, 2017	July 31, 2016

Revenues	$-	$-

Cost of revenues	-	-

Gross profit	-	-

Operating expenses
Professional fees	90,168	20,526
Compensation	5,490	-
Consulting fees	39,173	67,925
General and administrative expenses	78,283	15,082
Depreciation and amortization	10,491	-
Total operating expenses	223,605	103,533

Loss from operations	(223,605)	(103,533)

Other income (expense)
Gain/(loss) on change in derivative liability	(81,145)	2,454
Gain/(loss) on settlement of debts	202,621	(162,235)
Impairment expense	(197,761)	-
Interest Expense	(164,928)	(31,683)
Gain on conveyance of assets and liabilities to a related party	79,110	-
Total other income (expense)	(162,103)	(191,464)

Net income (loss)	$(385,708)	$(294,997)

Basic income (loss) per common share	$(0.01)	$(0.05)

Basic weighted average common shares outstanding	65,922,939	5,399,477

The accompanying notes are an integral part of these financial statements.

F-4

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS DEFICIT

(AUDITED)

	Preferred A Stock		Preferred B Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, July 31, 2015	-	-	-	-	5,288,376	5,288	2,098,700	(2,573,967)	(469,979)
Shares issued to an officer in settlement of liabilities	-	-	-	-	3,200,569	3,200	384,069	-	387,269
Shares issued for fractional shares on reverse-split	-	-	-	-	1,446	2	(2)	-	-
Net loss	-	-	-	-	-	-	-	(294,997)	(294,997)
Balance, July 31, 2016	-	-	-	-	8,490,391	8,490	2,482,767	(2,868,964)	(377,707)
Settlement of derivative liabilities	-	-	-	-	-	-	62,513	-	62,513
Beneficial conversion feature on convertible debt	-	-	-	-	-	-	134,557	-	134,557
Shares and warrants issued to acquire assets	2,000,000	2,000	120,000	120	100,000,000	100,000	87,556	-	189,676
Warrants issued as financing fee	-	-	-	-	-	-	-	-	-
Shares issued on conversion of debts	-	-	-	-	10,000,000	10,000	-	-	10,000
Preferred shares issued for settlement of debts	-	-	45,000	45	-	-	44,955	-	45,000
Imputed interest	-	-	-	-	-	-	658	-	658
Shares issued for services	-	-	-	-	288,000	288	124,854	-	125,142
Net loss	-	-	-	-	-	-	-	(385,708)	(385,708)
Balance, July 31, 2017	2,000,000	2,000	165,000	165	118,778,391	118,778	2,937,860	(3,254,672)	(195,869)

The accompanying notes are an integral part of these financial statements.

F-5

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

CONSOLIDATED STATEMENT OF CASHFLOWS

(AUDITED)

	For the Years Ended
	July 31, 2017	July 31, 2016
Cash Flows from Operating Activities
Net loss	$(385,708)	$(294,997)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on conveyance of assets and liabilities to a related party	(79,110)	-
Loss on impairment of assets	197,761	-
Loss on change in derivative liabilities	81,145	(2,488)
Impairment expense	658
Loss on acquisition of assets from a related party	-	-
Amortization of debt discount	155,820	19,221
Stock based compensation	46,377	-
Depreciation and amortization	10,491	-
Loss (gain) on settlement of debts	(197,761)	162,269
Changes in assets and liabilities
(Increase) decrease in deposits	(3,208)	-
Increase (decrease) in accounts payable	3,032	30,704
Increase (decrease) in accounts payable related party	18,832	67,924
Net cash from operating activities	(151,671)	(17,367)

Cash Flows from investing
Purchase of intangible assets	(5,062)	-
Purchase of fixed assets	(20,000)	-
Net cash used in investing activities	(25,062)	-

Cash Flows from Financing Activities
Proceeds from related party debts	134,113	11,144
Payments on related party debts	(49,938)	-
Proceeds from convertible debts	92,500	-
Net cash from financing activities	176,675	11,144

Net increase (decrease) in Cash	(58)	(6,223)

Beginning cash balance	245	6,468

Ending cash balance	$187	$245

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for tax	$-	$-

Non-Cash investing and financing transactions
Beneficial conversion feature	$134,557	$-
Shares issued to settle debt	$10,000	$387,269

The accompanying notes are an integral part of these financial statements.

F-6

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

1. DESCRIPTION OF BUSINESS AND HISTORY

Description of business – Millennium Blockchain, Inc., (referred to as the “Company”) is focused on focused on investing in blockchain technologies and crypto-assets focused on financial markets, healthcare, crypto-mining and high-technology.

The Company is also developing their patent-pending product, the dHydronator®, a sanitizing herb dryer. The main function of the dHydronator is to greatly accelerate the drying time of a herb while sanitizing it. The dHydronator can be used to dry a variety of herbs, and it has been specifically tested for use with cannabis, and it will reduce the drying time for cannabis from 10-14 days to less than 14 hours.

The Company is also focusing some of its operations on participation in testing facilities and developing personal wellness centers, as well as investigating other potentially disruptive technologies.

History – The Company was incorporated in the State of Nevada on May 1, 2007, as Fairytale Ventures, Inc., and later changed its name to Aviation Surveillance Systems, Inc. and Harmonic Energy, Inc. On January 23, 2017, the Company changed its name to THC Therapeutics, Inc.

On May 30, 2017, the Company formed Genesis Float Spa LLC, a wholly-owned subsidiary, to market its float spa assets purchased for wellness centers. The Company’s health spa plans are part of the Company’s strategic focus on revenue generation and creating shareholder value.

On January 17, 2018, the Company changed its name to Millennium Blockchain, Inc.

Millennium Blockchain, Inc., together with its subsidiaries, shall herein be collectively referred to as the “Company.”

2. BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation – The accompanying unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the period presented have been reflected herein.

Going Concern – The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred cumulative net losses of $3,254,672 since its inception and requires capital for its contemplated operational and marketing activities to take place. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

3. SUMMARY OF SIGNIFICANT POLICIES

This summary of significant accounting policies of Millennium Blockchain, Inc. is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the consolidated financial statements.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s goodwill, impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, inventory valuation, and the valuations of non-cash capital stock issuances. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

F-7

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

Cash and Cash Equivalents – For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term instruments with original maturities of three months or less to be cash equivalents. There are $187 and $245 in cash and cash equivalents as of July 31, 2017, and July 31, 2016, respectively.

Concentration Risk – At times throughout the year, the Company may maintain cash balances in certain bank accounts in excess of FDIC limits. As of July 31, 2017, the cash balance in excess of the FDIC limits was $0. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk in these accounts.

Fair Value of Financial Instruments – The carrying amounts reflected in the balance sheets for cash, accounts payable and accrued expenses approximate the respective fair values due to the short maturities of these items.

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Revenue Recognition:

Product Sales – Revenues from the sale of products are recognized when title to the products are transferred to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for products sold and delivered.

Costs of Revenue – Costs of revenue includes raw materials, component parts, and shipping supplies. Shipping and handling costs is not a significant portion of the cost of revenue.

Goodwill and Intangible Assets – The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other.” According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Fair value for goodwill is based on discounted cash flows, market multiples and/or appraised values as appropriate. Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

Long-Lived Assets – In accordance with the Financial Accounting Standards Board (“FASB”) Accounts Standard Codification (ASC) ASC 360-10, “Property, Plant and Equipment,” the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Segment Reporting – Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company’s core business.

Income Taxes – The Company accounts for its income taxes in accordance with FASB Codification Topic ASC 740-10, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-8

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

Stock-Based Compensation – The Company follows the guidelines in FASB Codification Topic ASC 718-10 “Compensation-Stock Compensation”, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

Stock based compensation expense recognized under ASC 718-10 for the years ended July 31, 2017 and 2016, totaled $46,377 and $0, respectively.

Earnings (Loss) Per Share – The Company reports earnings (loss) per share in accordance with FASB Codification Topic ASC 260-10 “Earnings Per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise of options and warrants to purchase common shares (common stock equivalents) would have an anti-dilutive effect.

Advertising Costs – The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expenses of $13,726 and $0 as of July 31, 2017 and July 31, 2016, respectively.

Recently Issued Accounting Pronouncements – The Company has evaluated the all recent accounting pronouncements through ASU 2018-01, and believes that none of them will have a material effect on the Company’s financial position, results of operations or cash flows.

4. FIXED ASSETS

Fixed assets consist of the following as of July 31, 2017, and July 31, 2016:

	July 31, 2017	July 31, 2016
dHydronator prototype	27,100
Float Spa and associated equipment	$60,000	$-
Less: accumulated depreciation	(8,226)	-
Fixed assets, net	$78,874	$-

Depreciation expense for the years ended July 31, 2017, and July 31, 2016, was $8,226 and $0, respectively.

5. INTANGIBLE ASSETS

Intangible assets consist of the following as of July 31, 2017, and July 31, 2016:

	July 31, 2017	July 31, 2016
Patents and patents pending	18,505
Trademarks	1,275
Website and domain names	15,098
Less: accumulated depreciation	(2,265)	-
Intangible assets, net	$32,612	$-

Amortization expense for the years ended July 31, 2017, and July 31, 2016, was $2,265 and $0, respectively.

7. ADVANCES FROM RELATED PARTIES

Our Chief Executive Officer and a shareholder, a relative of our Chief Executive Officer, have agreed to advance funds to the Company from time to time to support the ongoing operations of the Company. The advances are due within ten (10) days of demand and bear interest at 5% annually.

Advances from related parties consist of the following as of July 31, 2017:

	Year ending July 31, 2017		Principal as of	Accrued interest balance As of
	Funds advanced	Funds repaid	July 31, 2017	July 31, 2017
B. Romanek, President and CEO	$121,200	$49,938	$71,262	$1,040
Shareholder Relative of our President and CEO	6,025	-	6,025	79
TOTAL	$127,225	$49,938	$77,287	$1,120

F-9

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

The former sole officer and director of the Company advanced the Company $6,888 and $11,144 during the years ending July 31, 2017 and 2016, respectively.

On January 4, 2017, the former sole officer and director forgave all advances in relation to his acquisition of the assets under the Kouei International license agreement and related business. (See Note 4 for additional details.)

8. NOTES PAYABLE

Notes Payable at consists of the following:	July 31,	July 31,
	2017	2016
On January 9, 2013, the Company signed an unsecured promissory note for $50,000. The loan was originally due on January 9, 2014, and carried an interest at 8%. On January 9, 2014, the promissory note was acquired by a non-related lender, and the maturity date was extended to January 9, 2015. All other loan terms remained the same. On January 13, 2017, the note was purchased by an investor in exchange for a convertible promissory note, and the original lender released all future claims related to the debt.	$-	$50,000
On May 12, 2017, the Company issued a $60,000 promissory note; the note carries no interest rate and is payable in monthly installments of $5,000. As of July 31, 2017, no principal installments had been paid.	60,000	-
Total	60,000	50,000

9. CONVERTIBLE NOTES PAYABLE

Convertible Notes Payable at consists of the following:	July 31,	July 31,
	2017	2016

On May 22, 2013, we entered into a convertible promissory note pursuant to which we borrowed $62,440. Interest under the convertible promissory note is 7% per annum, and the principal and all accrued but unpaid interest is due on May 22, 2014. The note is convertible at any time following the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price of 90% of the market price of our common stock at the date of notice of conversion. The Company recorded a debt discount in the amount of $50,041 in connection with the initial valuation of the derivative liability of the Note to be amortized utilizing the effective interest method of accretion over the term of the Note. Further, the Company recognized a derivative liability of $50,041 and an initial loss of $0 based on the Black-Scholes pricing model.

The aggregate issue discount feature has been accreted and charged to interest expenses as a financing expense in the amount of $0 and $0 during the years ended July 31, 2017 and 2016, respectively.

On January 13, 2017, the note was purchased by an investor and the original lender released all future claims related to the convertible debts.

	$-	$62,440
Unamortized debt discount	-	-
Total, net of unamortized discount	-	62,440

F-10

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

On June 26, 2014, we entered into a convertible promissory note pursuant to which we borrowed $35,000. Interest under the convertible promissory note is 7% per annum, and the principal and all accrued but unpaid interest is due on June 26, 2017. The note is convertible at any time following the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price of 90% of the market price of our common stock at the date of notice of conversion. The Company recorded a debt discount in the amount of $35,000 in connection with the initial valuation of the derivative liability of the Note to be amortized utilizing the effective interest method of accretion over the term of the Note. Further, the Company recognized a derivative liability of $36,464 and an initial loss of $1,454 based on the Black-Scholes pricing model.

The aggregate issue discount feature has been accreted and charged to interest expenses as a financing expense in the amount of $11,699 and $9,461 during the years ended July 31, 2017 and 2016, respectively.

On December 16, 2016, the lender released all claims related to the convertible debts.

	-	35,000
Unamortized debt discount	-	(9,461)
Total, net of unamortized discount	-	1,111,110

On July 31, 2014, we entered into a convertible promissory note pursuant to which we borrowed $10,000. Interest under the convertible promissory note is 7% per annum, and the principal and all accrued but unpaid interest is due on July 31, 2017. The note is convertible at any time following the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price of 90% of the market price of our common stock at the date of notice of conversion. The Company recorded a debt discount in the amount of $10,000 in connection with the initial valuation of the derivative liability of the Note to be amortized utilizing the effective interest method of accretion over the term of the Note. Further, the Company recognized a derivative liability of $10,804 and an initial loss of $804 based on the Black-Scholes pricing model.

The aggregate issue discount feature has been accreted and charged to interest expenses as a financing expense in the amount of $3,342 and $3,333 during the years ended July 31, 2017 and 2016, respectively.

On December 16, 2016, the lender released all claims related to the convertible debts.

	-	10,000
Unamortized debt discount	-	(3,333)
Total, net of unamortized discount	-	6,667

On February 2, 2015, we entered into a convertible promissory note pursuant to which we borrowed $2,500. Interest under the convertible promissory note is 7% per annum, and the principal and all accrued but unpaid interest is due on May 2, 2018. The note is convertible at any time following the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price of 90% of the market price of our common stock at the date of notice of conversion. The Company recorded a debt discount in the amount of $2,500 in connection with the initial valuation of the derivative liability of the Note to be amortized utilizing the effective interest method of accretion over the term of the Note. Further, the Company recognized a derivative liability of $2,714 and an initial loss of $214 based on the Black-Scholes pricing model.

The aggregate issue discount feature has been accreted and charged to interest expenses as a financing expense in the amount of $836 and $1,258 during the years ended July 31, 2017 and 2016, respectively.

On December 16, 2016, the lender released all claims related to the convertible debts.

	-	2,500
Unamortized debt discount	-	(1,258)
Total, net of unamortized discount	-	1,242

F-11

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

On May 7, 2015, we entered into a convertible promissory note pursuant to which we borrowed $10,000. Interest under the convertible promissory note is 7% per annum, and the principal and all accrued but unpaid interest is due on May 7, 2018. The note is convertible at any time following the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price of 90% of the market price of our common stock at the date of notice of conversion. The Company recorded a debt discount in the amount of $10,000 in connection with the initial valuation of the derivative liability of the Note to be amortized utilizing the effective interest method of accretion over the term of the Note. Further, the Company recognized a derivative liability of $10,880 and an initial loss of $880 based on the Black-Scholes pricing model.

The aggregate issue discount feature has been accreted and charged to interest expenses as a financing expense in the amount of $3,342 and $5,890 during the years ended July 31, 2017 and 2016, respectively.

On December 16, 2016, the lender released all claims related to the convertible debts.

	-	10,000
Unamortized debt discount	-	(5,890)
Total, net of unamortized discount	-	4,110

On January 13, 2017, we entered into a convertible promissory note with a note holder who assumed two outstanding notes totaling $112,400. Interest under the convertible promissory note is 5% per annum, and the principal and all accrued but unpaid interest is due on January 13, 2018. The note is convertible at any time following the issuance date at the noteholder’s option into shares of our common stock at a fixed conversion price of $0.001. The Company has determined the value associated with the beneficial conversion feature in connection with the notes and interest to be $112,400.

The aggregate issue discount feature has been accreted and charged to interest expenses as a financing expense in the amount of $112,400 and $0 during the years ended July 31, 2017 and 2016, respectively.

On February 6, 2017, the holder of the note converted $10,000 of the principal of the note into 10,000,000 common shares of the Company at a conversion price of $.001.

On April 28, 2017, the note holder forgave the remaining balance principal of $102,400 and accrued interest of 1,507. A gain on settlement of debt of $103,947 was recorded on the settlement of the note payable.

	-	-
Unamortized debt discount	-	-
Total, net of unamortized discount	-	-

F-12

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

On May 9, 2017, we entered into a convertible promissory note pursuant to which we borrowed $92,500. The note carries an original issue discount of 7.5% ($7,500). Interest under the convertible promissory note is 6% per annum, and the principal and all accrued but unpaid interest is due on May 9, 2018. The note is convertible at any date after the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price of 65% of the lowest closing market price of our common stock during the previous 20 days to the date of the notice of conversion. The Company recorded a debt discount in the amount of $92,500 in connection with the initial valuation of the derivative liability of the Note to be amortized utilizing the effective interest method of accretion over the term of the Note. Further, the Company recognized a derivative liability of $150,122 and an initial loss of $89,739 based on the Black-Scholes pricing model.

The aggregate issue discount feature has been accreted and charged to interest expenses as a financing expense in the amount of $21,034 and $0 during the years ended July 31, 2017 and 2016, respectively.

	92,500	-
Original issue discount	7,500	-
Unamortized debt discount	(77,261)
Total, net of unamortized discount	22,739	-

Total	$22,739	99,998

Derivative liability

The Company accounts for the fair value of the conversion features of its convertible debt in accordance with ASC Topic No. 815-15 “Derivatives and Hedging; Embedded Derivatives” (“Topic No. 815-15”). Topic No. 815-15 requires the Company to bifurcate and separately account for the conversion features as an embedded derivative contained in the Company’s convertible debt. The Company is required to carry the embedded derivative on its balance sheet at fair value and account for any unrealized change in fair value as a component of results of operations. The Company values the embedded derivatives using the Black-Scholes pricing model.

The following table presents a summary of the Company’s derivative liabilities associated with its convertible notes as of July 31, 2017, and July 31, 2016:

Amount
Balance July 31, 2015	$69,864
Debt discount originated from derivative liabilities	-
Initial loss recorded	-
Adjustment to derivative liability due to debt conversion	-
Change in fair market value of derivative liabilities	(2,488)
Balance July 31, 2016	$67,376
Debt discount originated from derivative liabilities	50,383
Initial loss recorded	89,739
Adjustment to derivative liability due to debt settlement	(62,513)
Change in fair market value of derivative liabilities	1,244
Balance July 31, 2017	$146,229

The Black-Scholes model utilized the following inputs to value the derivative liabilities at the date of issuance of the convertible note and at July 31, 2017:

Fair value assumptions – derivative notes:	July 31, 2017
Risk free interest rate	0.11-1.23%
Expected term (years)	0.01-3
Expected volatility	210-378%
Expected dividends	0%

F-13

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

10. STOCK WARRANTS

The following is a summary of warrant activity during years ended July 31, 2017 and 2016:

	Number of Shares	Weighted Average Exercise Price
Balance, July 31, 2015	47,619	$0.05

Warrants granted and assumed	-	-
Warrants expired	47,619	$0.05
Warrants canceled	-	-
Warrants exercised	-	-

Balance, July 31, 2016	-	$-

Warrants granted and assumed	125,000	$1.00
Warrants expired	-	-
Warrants canceled	-	-
Warrants exercised	-	-

Balance, July 31, 2017	125,000	$1.00

None of the warrants outstanding as of July 31, 2017 were exercisable.

On May 9, 2017, the Company issued stock warrants to purchase 100,000 shares of its common stock to a lender as part of a financing agreement with Bellridge Capital. The warrants have a strike price of $0.75. The stock warrants were exercisable six-months from grant and have a life of 3 years.

On May 12, 2017, the Company issued stock warrants to purchase 25,000 shares of its common stock as part of an asset purchase agreement. The warrants have a strike price of $2.00. The stock warrants were exercisable six-months from grant and have a life of 3 years. The stock warrants were valued at $12,761 using the Black-Scholes option pricing model. The valuation was made using the following assumptions: stock price at grant: $0.51; exercise price: $2.00; term: 3 years; risk-free interest rate: 1.49%; volatility: 434%.

11. SHAREHOLDERS’ DEFICIT

Overview

The Company’s authorized capital stock consists of 500,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

As of July 31, 2017, and July 31, 2016, the Company had 118,778,391 and 8,490,391 shares of common stock issued and outstanding, respectively.

As of July 31, 2017, and July 31, 2016, the Company had 2,000,000 and 0 shares of Series A Preferred Stock issued and outstanding, respectively.

As of July 31, 2017, and July 31, 2016, the Company had 165,000 and 0 shares of Series B Preferred Stock issued and outstanding, respectively.

On June 10, 2016, the Company effected a 14:1 reverse stock split. All share and per share data in the accompanying financial statements and footnotes has been adjusted retrospectively for the effects of the stock split.

On January 23, 2017, the Company increased its number of authorized shares of common stock from 100,000,000 to 500,000,000, and authorized 10,000,000 shares of preferred stock, with the Company’s board of directors having authority to designate the rights and preferences of each series of preferred stock.

F-14

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

Description of Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our capital stock representing fifty percent (50%) of the votes associated with our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to our articles of incorporation.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Description of Preferred Stock

Our board of directors is authorized to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock, including, but not limited to, the following:

•	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends accrue;

•	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	sinking fund or other provisions, if any, for the redemption or purchase of shares;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

•

voting powers, if any, provided that if any of the preferred stock or series thereof have voting rights, such preferred stock or series shall vote only on a share for share basis with the common stock on any matter, including, but not limited to, the election of directors, for which such preferred stock or series has such rights; and,

•

subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Series A Preferred Stock

On January 24, 2017, pursuant to Article III of our Articles of Incorporation, the Company designated a class of preferred stock, the “Series A Preferred Stock,” consisting of three million (3,000,000) shares, par value $0.001.

Under the Certificate of Designation, holders of the Series A Preferred Stock are entitled at their option to convert their preferred shares into common stock at a conversion rate of one hundred (100) shares of common stock for every one (1) share of Series A Preferred Stock. The holders are further entitled to vote together with the holders of the Company’s common stock on all matters submitted to shareholders at a rate of one hundred (100) votes for each share held. The holders are entitled to equal rights with our common stockholders as it relates to liquidation preference.

F-15

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

Series B Preferred Stock

On May 12, 2017, pursuant to Article III of our Articles of Incorporation, the Company designated a class of preferred stock, the “Series B Preferred Stock,” consisting of up to one hundred twenty thousand (120,000) shares, par value $0.001.

On June 5, 2017, the Company amended the designation to increase the number of shares of Series B Preferred Stock to one hundred sixty-five thousand (165,000) shares, par value $0.001.

Under the Certificate of Designation, as amended, holders of Series B Preferred Stock are entitled to a liquidation preference on the stated value of $1.00 per share. The shares carry a mandatory conversion provision, and all shares of Series B Preferred Stock will be redeemed by the Company one year from issuance, at a variable conversion rate equal to the stated price of $1.00 divided by the prior day’s closing price as quoted on OTC Markets. Holders of Series B Preferred Stock are not entitled to any voting or dividend rights.

Issuances of Common and Preferred Stock for the year ended July 31, 2016

On July 20, 2016, the Company issued 3,200,569 shares of common stock of the Company to a former officer of the Company in exchange for $225,000 of accrued consulting fees due to our sole officer and director. The shares were fair valued at $384,067, and a loss on settlement of debt of $162,269 was recorded as a result of the transaction.

Issuances of Common and Preferred Stock for the year ended July 31, 2017

On January 23, 2017, the Company issued 100,000,000 shares of common stock and 2,000,000 shares of Series A Preferred Stock to our current officer and director, Brandon Romanek, as consideration under an asset purchase agreement with him. (See Note 12 for additional details.)

On February 6, 2017, the Company issued 10,000,000 shares of common stock in settlement of $10,000 of debt. (See Note 9 for additional details.)

On May 12, 2017, the Company issued 120,000 shares of Series B Preferred Stock as consideration under the asset purchase agreement described in Note 13. (See Note 13 for additional details.)

On June 6, 2017, the Company issued 45,000 shares of Series B Preferred Stock as consideration under the asset purchase agreement described in Note 13. (See Note 13 for additional details.)

On June 26, 2017, the Company issued 88,000 shares of common stock to a consultant for services to be rendered between July 1, 2017, and June 30, 2018. The shares were fair valued at $38,782 at the date of grant. $3,196 was reported as stock compensation, and $35,586 was capitalized as prepaid expense as of July 31, 2017.

On June 12, 2017, the Company issued 200,000 shares of common stock to a consultant for services to be rendered between June 15, 2017 and September 15, 2017. The shares were fair valued at $86,360 at the date of grant. $43,181 was reported as stock compensation, and $43,179 was capitalized as prepaid expense as of July 31, 2017.

12. ASSET PURCHASE AGREEMENT

On January 20, 2017, the Company entered into an asset purchase agreement with its current officer and director, Brandon Romanek, under which it acquired certain patent and trademark applications and other intellectual property in exchange for 100,000,000 shares of common stock and 2,000,000 shares of Series A Preferred Stock.

Due to the common control nature of the transaction the Company recorded the assets at their historical carrying amounts in accordance with ASC 805-50-30. The shares issued as consideration were fair valued at $20,100,000, as a result the difference between the value of the proceeds transferred and the carrying amounts of the net assets received was recognized in additional paid-in capital.

The purchase price was allocated as follows:	Amount
Patents and patents pending	$13,717
Trademarks	1,000
Website and domain names	15,098
dHydronator Prototype	27,100
Total historical costs of assets acquired	$56,915

F-16

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

NOTES TO FINANCIAL STATEMENTS

(AUDITED)

13. ASSET PURCHASE AGREEMENT - HEALTH SPA

On May 12, 2017, the Company entered into an asset purchase agreement with a third party under which it acquired four (4) float spa units and the associated equipment, subject to an existing lien, along with a client list, in exchange for an initial payment of $20,000 cash, 120,000 shares of Series B Preferred Stock valued at $120,000, a $60,000 promissory note and warrants to purchase 25,000 shares of common stock. The Company also agreed to settled a lien on certain assets acquired through the issuance of 45,000 shares of Series B Preferred Stock.

The warrants have a strike price of $2.00. The stock warrants were exercisable six-months from grant and have a life of 3 years. The stock warrants were valued at $12,761 using the Black-Scholes option pricing model. The valuation was made using the following assumptions: stock price at grant: $0.51; exercise price: $2.00; term: 3 years; risk-free interest rate: 1.49%; volatility: 434%.

The total consideration for the transaction carried a fair value of $257,761, and the fair value of the assets was deemed by the Company to be $60,000. An initial impairment loss of $197,761 was reported as a result of the transaction.

The purchase price was allocated as follows:	Amount
Float Spa units and related equipment	$60,000
Client lists	-
Balance July 31, 2017	$60,000

14. COMMITMENTS AND CONTINGENCIES

The Company does not own any real property. It does own personal property, and it leases office space on a month-to-month basis. There is no obligation for this arrangement to continue.

15. SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to July 31, 2017 to the date these financial statements were available to be issued, and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events described below.

On August 10, 2017, the Company issued 5,000 shares of common stock to a consultant for services rendered. The shares were fair valued at $1,740 at the date of grant.

On August 28, 2017, the Company issued 2,500 shares of common stock to a consultant for services rendered. The shares were fair valued at $778 at the date of grant.

On October 13, 2017, we entered into a promissory note pursuant to which we borrowed $30,000. Interest under the convertible promissory note is 25% per annum, and the principal and all accrued but unpaid interest is due in four equal quarterly payments of $9,375.

On October 13, 2017, the Company issued stock warrants to purchase 30,000 shares of its common stock to a lender as part of a financing agreement. The warrants have a strike price of $2.00. The stock warrants were exercisable immediately upon grant and have a life of 3 years. The stock warrants were valued at $8,497 using the Black-Scholes option pricing model. The valuation was made using the following assumptions: stock price at grant: $0.34; exercise price: $2.00; term: 3 years; risk-free interest rate: 1.64%; volatility: 434%.

Effective November 20, 2017, the Company entered into a Joint Venture Agreement with ADVFN plc of the United Kingdom (“ADVFN”) to create a joint venture entity, MJAC InvestorsHub International Conferences Limited, to be owned 50/50 by the Company and ADVFN. A copy of the agreement can be viewed on the Company’s website at http://thctherapeutics.com/wp-content/uploads/2017/03/MJAC%20JV%20agreement%2020-11-17%20opt2.pdf.

F-17

MILLENNIUM BLOCKCHAIN INC.

(formerly THC Therapeutics, Inc.)

FINANCIAL STATEMENTS

(UNAUDITED)

April 30, 2018

F-18

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	April 30, 2018	July 31, 2017
ASSETS
Current assets
Cash	$2,237	$187
Prepaid	10,212	78,765
Total current assets	12,449	78,952

Deposits	-	3,208
Fixed Assets	63,629	78,874
Intangible Assets	29,377	32,612
Rights to Burst IQ Coins	1,564,000	-
Investment in Burst IQ	1,564,000	-

Total assets	3,233,455	193,646

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$103,345	$82,140
Accrued liabilities due to related parties	46,004	1,120
Advances from related parties	146,791	77,287
Notes payable	48,200	60,000
Convertible Notes payable, net	97,534	22,739
Derivative liability	106,955	146,229
Total current liabilities	548,829	389,515

Total liabilities	548,829	389,515

Stockholders' equity (deficit)
Common stock; $0.001 par value; 500,000,000 shares authorized;
123,985,891 and 118,778,391 shares issued and outstanding
as of April 30, 2018 and July 31, 2017, respectively	123,986	118,778
Preferred stock; $0.001 par value; 10,000,000 shares authorized;
2,165,000 and 2,165,000 series A and B shares issued and outstanding as of
April 30, 2018 and July 31, 2017, respectively
Preferred A stock; $0.001 par value; 3,000,000 shares authorized;
2,000,000 and 2,000,000 shares issued and outstanding as of
April 30, 2018 and July 31, 2017, respectively	2,000	2,000
Preferred B stock; $0.001 par value; 165,000 shares authorized;
165,000 and 165,000 shares issued and outstanding as of
April 30, 2018 and July 31, 2017, respectively	165	165
Stock payable	172,695	-
Additional paid-in capital	6,294,351	2,937,860
Accumulated deficit	(3,908,571)	(3,254,672)
Total stockholders' deficit	2,684,626	(195,869)

Total liabilities and stockholders' equity (deficit)	$3,233,455	$193,646

The accompanying notes are an integral part of these financial statements.

F-19

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	April 30, 2018	April 30, 2017	April 30, 2018	April 30, 2017

Revenues	$-	$-	$-	$-

Cost of revenues	-	-	-	-

Gross profit	-	-	-	-

Operating expenses
Professional fees	23,192	17,115	46,336	24,126
Compensation	-	-	-	-
Consulting fees	135,486	4,100	257,641	22,162
Payroll expense	20,569	-	41,137	-
General and administrative expenses	41,142	22,680	108,191	32,594
Depreciation and amortization	6,213	3,169	19,012	4,424
Total operating expenses	226,602	47,064	472,317	83,306

Loss from operations	(226,602)	(47,064)	(472,317)	(83,306)

Other income (expense)
Gain/(loss) on change in derivative liability	11,273	(162)	39,274	4,701
Gain/(loss) on settlement of debts	-	122,839	(132,234)	202,621
Gain on conveyance of liabilities to a related party	-	-	-	79,110
Interest Expense	(28,729)	(108,115)	(88,622)	(139,047)
Total other income (expense)	(17,456)	14,562	(181,582)	147,385

Net income (loss)	$(244,058)	$(32,502)	$(653,899)	$64,079

Basic income (loss) per common share	$(0.00)	$(0.00)	$(0.01)	$0.00

Basic weighted average common shares outstanding	120,637,576	117,816,224	119,389,144	48,160,721

The accompanying notes are an integral part of these financial statements.

F-20

MILLENNIUM BLOCKCHAIN, INC.

(formerly THC Therapeutics, Inc.)

CONSOLIDATED STATEMENT OF CASHFLOWS

(UNAUDITED)

	For the Nine Months Ended
	April 30, 2018	April 30, 2017
Cash Flows from Operating Activities
Net loss	$(653,899)	$64,079
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on change in derivative liabilities	(39,274)	(4,701)
Amortization of original issue discount	5,610	-
Amortization of debt discount	69,185	132,221
Settlement of related party debts	-	(79,110)
Settlement of debts	-	(202,621)
Stock based compensation	242,119	-
Depreciation and amortization	19,012	4,424
Inputed interest	2,121	-
Loss (gain) on settlement of debts	132,234	-
Changes in assets and liabilities
(Increase) decrease in deposits	3,208	-
(Increase) decrease in prepaids	-	-
Increase (decrease) in accounts payable	24,678	(23,516)
Increase (decrease) in accounts payable related party	44,884	-
Net cash from operating activities	(150,122)	(109,224)

Cash Flows from investing
Purchase of intangible assets	(532)	-
Net cash used in investing activities	(532)	-

Cash Flows from Financing Activities
Proceeds from sale of common stock and warrants	65,000	-
Proceeds from related party debts	142,344	75,371
Payments on related party debts	(72,840)	(28,785)
Proceeds from loans	30,000	-
Payments on loans	(11,800)	(50,000)
Proceeds from convertible debts	-	112,400
Net cash from financing activities	152,704	108,986

Net increase (decrease) in Cash	2,050	(238)

Beginning cash balance	187	245

Ending cash balance	$2,237	$7

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for tax	$-	$-

Non-Cash investing and financing transactions
Beneficial conversion feature	$-	$-
Shares issued to settle debt	$-	$-

The accompanying notes are an integral part of these financial statements.

F-21

1. DESCRIPTION OF BUSINESS AND HISTORY

Description of business – Millennium Blockchain Inc., (referred to as the “Company”) is focused on investing in blockchain technologies and crypto-assets focused on financial markets, healthcare, crypto-mining and high-technology.

The Company historically was focused on developing their patent-pending product, the dHydronator®, a sanitizing herb dryer. The main function of the dHydronator is to greatly accelerate the drying time of a herb while sanitizing it. The dHydronator can be used to dry a variety of herbs, it has been tested for use with cannabis, and it will reduce the drying time for cannabis from 10-14 days to less than 14 hours.

In early 2018, the Company shifted its primary focus to blockchain technologies and is now pursuing strategic partnerships in the blockchain industry.

History – The Company was incorporated in the State of Nevada on May 1, 2007, as Fairytale Ventures, Inc., and later changed its name to Aviation Surveillance Systems, Inc. and Harmonic Energy, Inc. On January 23, 2017, the Company changed its name to THC Therapeutics, Inc.

On May 30, 2017, the Company formed Genesis Float Spa LLC, a wholly-owned subsidiary, to market its float spa assets purchased for wellness centers. The Company’s health spa plans are part of the Company’s strategic focus on revenue generation and creating shareholder value.

On January 17, 2018, the Company changed its name to Millennium Blockchain Inc.

Millennium Blockchain Inc., together with its subsidiaries, shall herein be collectively referred to as the “Company.”

2. BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation – The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s most recent Annual Audited Financial Statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent Annual Audited Financial Statements have been omitted.

Going Concern – The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred cumulative net losses of $3,908,571 since its inception and requires capital for its contemplated operational and marketing activities to take place. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

3. SUMMARY OF SIGNIFICANT POLICIES

This summary of significant accounting policies of Millennium Blockchain Inc. is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include estimates used to review the Company’s goodwill, impairments and estimations of long-lived assets, revenue recognition on percentage of completion type contracts, allowances for uncollectible accounts, inventory valuation, and the valuations of non-cash capital stock issuances. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

F-22

Cash and Cash Equivalents – For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term instruments with original maturities of three months or less to be cash equivalents. There are $2,237 and $187 in cash and cash equivalents as of April 30, 2018, and July 31, 2017, respectively.

Concentration Risk – At times throughout the year, the Company may maintain cash balances in certain bank accounts in excess of FDIC limits. As of April 30, 2018, the cash balance in excess of the FDIC limits was $0. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk in these accounts.

Fair Value of Financial Instruments – The carrying amounts reflected in the balance sheets for cash, accounts payable and accrued expenses approximate the respective fair values due to the short maturities of these items.

As required by the Fair Value Measurements and Disclosures Topic of the FASB ASC, fair value is measured based on a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The three levels of the fair value hierarchy are described below:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Revenue Recognition:

Product Sales – Revenues from the sale of products are recognized when title to the products are transferred to the customer and only when no further contingencies or material performance obligations are warranted, and thereby have earned the right to receive reasonably assured payments for products sold and delivered.

Costs of Revenue – Costs of revenue includes raw materials, component parts, and shipping supplies. Shipping and handling costs is not a significant portion of the cost of revenue.

Goodwill and Intangible Assets – The Company follows Financial Accounting Standard Board’s (FASB) Codification Topic 350-10 (“ASC 350-10”), “Intangibles – Goodwill and Other.” According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value based test. Fair value for goodwill is based on discounted cash flows, market multiples and/or appraised values as appropriate. Under ASC 350-10, the carrying value of assets are calculated at the lowest level for which there are identifiable cash flows.

Long-Lived Assets – In accordance with the Financial Accounting Standards Board (“FASB”) Accounts Standard Codification (ASC) ASC 360-10, “Property, Plant and Equipment,” the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Segment Reporting – Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker, or decision-making group, in deciding the method to allocate resources and assess performance. The Company currently has one reportable segment for financial reporting purposes, which represents the Company’s core business.

Income Taxes – The Company accounts for its income taxes in accordance with FASB Codification Topic ASC 740-10, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-23

Stock-Based Compensation – The Company follows the guidelines in FASB Codification Topic ASC 718-10 “Compensation-Stock Compensation”, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

Stock based compensation expense recognized under ASC 718-10 for the nine months ended April 30, 2018 and 2017, totaled $242,119 and $0, respectively.

Earnings (Loss) Per Share – The Company reports earnings (loss) per share in accordance with FASB Codification Topic ASC 260-10 “Earnings Per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise of options and warrants to purchase common shares (common stock equivalents) would have an anti-dilutive effect.

Advertising Costs – The Company’s policy regarding advertising is to expense advertising when incurred. The Company incurred advertising expenses of $24,274 and $10,066 during the nine months ended of April 30, 2018 and 2017, respectively.

Recently Issued Accounting Pronouncements – The Company has evaluated the all recent accounting pronouncements through ASU 2018-08 and believes that none of them will have a material effect on the Company’s financial position, results of operations or cash flows.

4. FIXED ASSETS

Fixed assets consist of the following as of April 30, 2018, and July 31, 2017:

	April 30, 2018	July 31, 2017
dHydronator prototype	$27,100	$27,100
Float Spa and associated equipment	60,000	60,000
Office furniture and equipment	532	-
Less: accumulated depreciation	(24,003)	(8,226)
Fixed assets, net	$63,629	$78,874

Depreciation expense for the nine months ended April 30, 2018 and 2017, was $15,777 and $3,332, respectively.

5. INTANGIBLE ASSETS

Intangible assets consist of the following as of April 30, 2018, and July 31, 2017:

	April 30, 2018	July 31, 2017
Patents and patents pending	$18,505	$18,505
Trademarks	1,275	1,275
Website and domain names	15,098	15,098
Less: accumulated depreciation	(5,500)	(2,265)
Intangible assets, net	$29,377	$32,612

Amortization expense for the nine months ended April 30, 2018, and 2017, was $3,235 and $1,092, respectively.

6. RIGHTS TO BURST IQ COINS

On March 31, 2018, the Company entered into a Simple Agreement for Future Tokens (the “SAFT”) with BurstIQ Analytics Corporation, a Colorado corporation (“BurstIQ”). Pursuant to the SAFT, the Company purchased the right to a number of BIQ tokens equal to $2,500,000 divided by a 35% discount to the maximum price per token sold by BurstIQ to the public during a network launch, in consideration of the issuance of 2,500,000 shares of the Company’s common stock to BurstIQ at a deemed value of $2,500,000.

In accordance with ASC 820, the company valued its investment in rights to Burst IQ coins based upon the unadjusted quoted prices of its common stock issued as consideration on the execution date of the agreement and determined the value to be $0.6256 per share or $1,564,000. The investment will be carried on the books at cost basis, until the coins are issued. It is anticipated that when the coins are issued that there will be an active market for the coins. If the market exists as anticipated, the Company intends to strategically sell the coins at opportune times that will create value for its shareholders.

F-24

7. RIGHTS TO BURST IQ EQUITY

On March 31, 2018, the Company entered into a Simple Agreement for Future Equity (the “SAFE”). Pursuant to the SAFE, the Company purchased the right to a number shares of Burst IQ’s preferred stock sold in a subsequent equity financing equal to $2,500,000 divided by a deemed $6.50 price per share, in consideration of the issuance of 2,500,000 shares of the Company’s common stock to BurstIQ.

In accordance with ASC 820, the company valued its investment in rights to Burst IQ preferred stock based upon the unadjusted quoted prices of its common stock issued as consideration on the execution date of the agreement and determined the value to be $0.6256 per share or $1,564,000. When the equity in Burst IQ is issued the Company plans to hold the equity as a long-term investment. The Company will conduct an impairment analysis on assets on an annual basis or at any time there is evidence that the value has been impaired more than temporarily.

8. ADVANCES FROM RELATED PARTIES

Our Chief Executive Officer and a shareholder, a relative of our Chief Executive Officer, have agreed to advance funds to the Company from time to time to support the ongoing operations of the Company. The advances are due within ten (10) days of demand and bear interest at 5% annually.

Advances from related parties consist of the following as of April 30, 2018:

	Principal as of	Nine months ending April 30, 2018		Principal as of	Accrued interest balance As of
	July 31, 2017	Funds advanced	Funds repaid	April 30, 2018	April 30, 2018
B. Romanek, President and CEO	$71,262	$105,256	$62,916	$113,602	$4,342
Shareholder Relative of our President and CEO	$6,025	37,088	9,924	33,189	524
TOTAL	$77,287	$142,344	$72,840	$146,791	$4,866

9. RELATED PARTY TRANSACTIONS

On November 1, 2017, we entered into an employment agreement with Brandon Romanek Huber, our Chief Executive Officer. In accordance with this agreement, Mr. Romanek provided services to the Company in exchange for $78,000 per year plus vacation and bonuses as approved annually by the board of directors and reimbursable expenses incurred. During the nine months ending April 30, 2018, the Company accrued $41,137 related to this agreement. As of April 30, 2018, Mr. Romanek allowed the Company to defer all compensation related to his employment totaling $41,137.

10. NOTES PAYABLE

Notes Payable at consists of the following:	April 30,	July 31,
	2018	2017
On May 12, 2017, the Company issued a $60,000 promissory note; the note carries no interest rate and is payable in monthly installments of $5,000. As of April 30, 2018, $11,800 in principal payments had been paid. The Company imputed interest at a rate of 5%, during the nine months ending April 30, 2018 the Company recorded imputed interest of $2,121.	48,200	60,000

Total	48,200	60,000

On October 13, 2017, we entered into a promissory note pursuant to which we borrowed $30,000. Interest under the promissory note was 25% per annum, the principal and all accrued interest was due in four equal quarterly payments of $9,375. On March 31, 2018, the Company entered into an agreement to settle all outstanding principal and interest due under the promissory note totaling $33,473. Under the terms of the agreement the Company issued 95,000 shares and 195,000 3-year, warrants with a strike price of $2.00 and received an unconditional release of all liability under the promissory note. The shares and warrants were fair valued at $165,707 on the date of issuance and a loss on settlement of debt of $132,234 was recoded as a result of the settlement agreement.

F-25

11. CONVERTIBLE NOTES PAYABLE

Convertible Notes Payable at consists of the following:	April 30,	July 31,
	2018	2017

On May 9, 2017, we entered into a convertible promissory note pursuant to which we borrowed $92,500. The note carries an original issue discount of 7.5% ($7,500). Interest under the convertible promissory note is 6% per annum, and the principal and all accrued but unpaid interest is due on May 9, 2018. The note is convertible at any date after the issuance date at the noteholder’s option into shares of our common stock at a variable conversion price of 65% of the lowest closing market price of our common stock during the previous 20 days to the date of the notice of conversion. The Company recorded a debt discount in the amount of $92,500 in connection with the initial valuation of the derivative liability of the Note to be amortized utilizing the effective interest method of accretion over the term of the Note. Further, the Company recognized a derivative liability of $170,560 and an initial loss of $78,060 based on the Black-Scholes pricing model.

The aggregate issue discount feature has been accreted and charged to interest expenses as a financing expense in the amount of $73,151 and $0 during the nine months ended April 30, 2018 and 2017, respectively.

	92,500	92,500
Original issue discount	7,500	7,500
Unamortized debt discount	(2,466)	(77,261)
Total, net of unamortized discount	97,534	22,739

Total	$97,534	$22,739

Derivative liability

The Company accounts for the fair value of the conversion features of its convertible debt in accordance with ASC Topic No. 815-15 “Derivatives and Hedging; Embedded Derivatives” (“Topic No. 815-15”). Topic No. 815-15 requires the Company to bifurcate and separately account for the conversion features as an embedded derivative contained in the Company’s convertible debt. The Company is required to carry the embedded derivative on its balance sheet at fair value and account for any unrealized change in fair value as a component of results of operations. The Company values the embedded derivatives using the Black-Scholes pricing model.

The following table presents a summary of the Company’s derivative liabilities associated with its convertible notes as of July 31, 2017, and April 30, 2018:

Amount
Balance July 31, 2016	$67,376
Debt discount originated from derivative liabilities	50,383
Initial loss recorded	89,739
Adjustment to derivative liability due to debt settlement	(62,513)
Change in fair market value of derivative liabilities	1,244
Balance July 31, 2017	$146,229
Debt discount originated from derivative liabilities	-
Initial loss recorded	-
Adjustment to derivative liability due to debt settlement	-
Change in fair market value of derivative liabilities	(39,274)
Balance April 30, 2018	$106,955

F-26

The Black-Scholes model utilized the following inputs to value the derivative liabilities at the date of issuance of the convertible note and at April 30, 2018:

Fair value assumptions – derivative notes:	April 30, 2018
Risk free interest rate	2.24%
Expected term (years)	0.025
Expected volatility	214%
Expected dividends	0%

12. STOCK WARRANTS

The following is a summary of warrant activity during the year ended July 31, 2017, and the nine months ended April 30, 2018:

	Number of Shares	Weighted Average Exercise Price
Balance, July 31, 2016	-	$-

Warrants granted and assumed	125,000	$1.00
Warrants expired	-	-
Warrants canceled	-	-
Warrants exercised	-	-

Balance, July 31, 2017	125,000	$-

Warrants granted and assumed	342,500	$2.00
Warrants expired	-	-
Warrants canceled	-	-
Warrants exercised	-	-

Balance, April 30, 2018	467,500	$1.73

467,500 of the warrants outstanding as of April 30, 2018 were exercisable.

On May 9, 2017, the Company issued stock warrants to purchase 100,000 shares of its common stock to a lender as part of a financing agreement. The warrants have a strike price of $0.75. The stock warrants were exercisable six-months from grant and have a life of 3 years. The stock warrants were valued at $51,050 using the Black-Scholes option pricing model. The Company recorded an expense of $50,050 for the year ended July 31, 2017. The valuation was made using the following assumptions: stock price at grant: $0.51; exercise price: $0.75; term: 3 years; risk-free interest rate: 1.57%; volatility: 434%.

On May 12, 2017, the Company issued stock warrants to purchase 25,000 shares of its common stock as part of an asset purchase agreement. The warrants have a strike price of $2.00. The stock warrants were exercisable six-months from grant and have a life of 3 years. The stock warrants were valued at $12,761 using the Black-Scholes option pricing model. The valuation was made using the following assumptions: stock price at grant: $0.51; exercise price: $2.00; term: 3 years; risk-free interest rate: 1.49%; volatility: 434%.

On October 13, 2017, the Company issued stock warrants to purchase 30,000 shares of its common stock to a lender in connection with a financing agreement. The warrants have a strike price of $2.00. The stock warrants were exercisable immediately upon grant and have a life of 3 years. The stock warrants were valued at $8,467 using the Black-Scholes option pricing model. The valuation was made using the following assumptions: stock price at grant: $0.34; exercise price: $2.00; term: 3 years; risk-free interest rate: 1.64%; volatility: 434%.

On March 5, 2018, the Company received $25,000 from an investor pursuant to a private placement agreement with the investor to purchase 62,500 shares of the Company’s common stock and 62,500 warrants to purchase shares of the Company’s common stock at $2.00 per shares for a period of three years. If the Company’s common stock has closed for 20 consecutive trading days above $3.00 per shares the investor must exercise the warrant within 30 days.

On March 31, 2018, the Company and a lender agreed to settle a $30,000 promissory note and associated accrued interest of $3,473. The Company agreed to issue 95,000 shares of the Company’s common stock and warrants to purchase 195,000 shares of the Company’s common stock at $2.00 for a three-year term. In return for the consideration the Lender agreed to release the Company from all amounts owed.

F-27

On April 6, 2018, the Company received $40,000 from an investor pursuant to a private placement agreement with the investor to purchase 100,000 shares of the Company’s common stock and 250,000 warrants to purchase shares of the Company’s common stock at $2.00 per shares for a period of five years.

13. SHAREHOLDERS’ DEFICIT

Overview

The Company’s authorized capital stock consists of 500,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.

As of April 30, 2018, and July 31, 2017, the Company had 123,985,891 and 118,778,391 shares of common stock issued and outstanding, respectively.

As of April 30, 2018, and July 31, 2017, the Company had 2,000,000 and 2,000,000 shares of Series A Preferred Stock issued and outstanding, respectively.

As of April 30, 2018, and July 31, 2017, the Company had 165,000 and 165,000 shares of Series B Preferred Stock issued and outstanding, respectively.

On January 23, 2017, the Company increased its number of authorized shares of common stock from 100,000,000 to 500,000,000, and authorized 10,000,000 shares of preferred stock, with the Company’s board of directors having authority to designate the rights and preferences of each series of preferred stock.

Series A Preferred Stock

On January 24, 2017, pursuant to Article III of our Articles of Incorporation, the Company designated a class of preferred stock, the “Series A Preferred Stock,” consisting of three million (3,000,000) shares, par value $0.001.

Under the Certificate of Designation, holders of the Series A Preferred Stock are entitled at their option to convert their preferred shares into common stock at a conversion rate of one hundred (100) shares of common stock for every one (1) share of Series A Preferred Stock. The holders are further entitled to vote together with the holders of the Company’s common stock on all matters submitted to shareholders at a rate of one hundred (100) votes for each share held. The holders are entitled to equal rights with our common stockholders as it relates to liquidation preference.

Series B Preferred Stock

On May 12, 2017, pursuant to Article III of our Articles of Incorporation, the Company designated a class of preferred stock, the “Series B Preferred Stock,” consisting of up to one hundred twenty thousand (120,000) shares, par value $0.001. On June 5, 2017, the Company amended the designation to increase the number of shares of Series B Preferred Stock to one hundred sixty-five thousand (165,000) shares, par value $0.001.

Under the Certificate of Designation, as amended, holders of Series B Preferred Stock are entitled to a liquidation preference on the stated value of $1.00 per share. The shares carry a mandatory conversion provision, and all shares of Series B Preferred Stock will be redeemed by the Company one year from issuance, at a variable conversion rate equal to the stated price of $1.00 divided by the prior day’s closing price as quoted on OTC Markets. Holders of Series B Preferred Stock are not entitled to any voting or dividend rights.

Issuances of Common and Preferred Stock for the nine months ended April 30, 2018

On August 10, 2017, the Company issued 5,000 shares of common stock to a consultant for services rendered. The shares were fair valued at $1,740 at the date of grant.

On August 28, 2017, the Company issued 2,500 shares of common stock to a consultant for services rendered. The shares were fair valued at $973 at the date of grant.

On February 15, 2018, the Company agreed to issue 150,000 shares of common stock to a consultant for services rendered. The shares were fair valued at $102,000 ($0.68 per share) and deemed fully earned at the date of grant.

On November 27, 2017, the Company agreed to issue 50,000 shares of common stock to a consultant for services rendered. The shares were fair valued at $13,000 and deemed fully earned at the date of grant.

F-28

On March 31, 2018, the Company issued of 5,000,000 shares of the Company’s common stock to BurstIQ in accordance with a SAFE and SAFT agreement. (See Note 6 and Note 7 for additional details.)

Common Stock Payable for the nine months ended April 30, 2018

On December 16, 2017, the Company agreed to issue 165,000 shares of common stock to a consultant. The shares were fair valued at $48,263 at the date of grant. The shares vest as follows: 100,000 shares vest on January 1, 2018; 25,000 shares vest upon completion of the audit of the fiscal years ending July 31, 2017 and 2016; 12,500 shares vest upon completion of the review of the Company’s financial statements for the quarter ending October 31, 2017; 12,500 shares vest upon completion of the January 31, 2018 review; and 12,500 shares vest upon filing of the Company’s April 30, 2018 review. As of April 30, 2018, the shares had not yet been issued.

On March 5, 2018, the Company received $25,000 from an investor pursuant to a private placement agreement with the investor to purchase 62,500 shares of the Company’s common stock and 62,500 warrants to purchase shares of the Company’s common stock at $2.00 per shares for a period of three years. If the Company’s common stock has closed for 20 consecutive trading days above $3.00 per shares the investor must exercise the warrant within 30 days. As of April 30, 2018, the shares had not yet been issued.

On March 31, 2018, the Company and a lender agreed to settle a $30,000 promissory note and associated accrued interest of $3,473. The Company agreed to issue 95,000 shares of the Company’s common stock and warrants to purchase 195,000 shares of the Company’s common stock at $2.00 for a three-year term. In return for the consideration the Lender agreed to release the Company from all amounts owed. As of April 30, 2018, the shares had not yet been issued.

On April 6, 2018, the Company received $40,000 from an investor pursuant to a private placement agreement with the investor to purchase 100,000 shares of the Company’s common stock and 250,000 warrants to purchase shares of the Company’s common stock at $2.00 per shares for a period of five years. As of April 30, 2018, the shares had not yet been issued.

14. COMMITMENTS AND CONTINGENCIES

The Company does not own any real property. It does own personal property, and it leases office space on a month-to-month basis. There is no obligation for this arrangement to continue.

15. SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to April 30, 2018 to the date these financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the events described below.

Impact PPA

On June 14, 2018 Millennium Blockchain issued 60,000 shares of the Company’s Series A Preferred Stock, with each share convertible into 100 shares of the Company’s common stock, to ImpactPPA Limited, a Bahamian company (“ImpactPPA”). In exchange, the Company received the right to $4,500,000 of ImpactPPA’s MPQ tokens and the right to purchase a 3% equity stake in ImpactPPA within four months of the closing date of this transaction.

ImpactPPA is a blockchain platform built to disrupt renewable energy finance and accelerate global energy production. ImpactPPA’s platform and tokenized model allows communities to rapidly fund and deploy clean energy solutions by untethering traditionally expensive and inefficient structures for energy financing.

Consulting agreement

On June 30, 2018, the Company engaged a consultant for business advisory services. The Consultant was issued 2-year cashless warrants to purchase 500,000 shares of the company’s common stock for $0.01 per share.

Promissory note

On June 30, 2018, the Company entered into a promissory note with an investor pursuant to which we borrowed $28,000. Interest under the promissory note is 12% per annum, principal and accrued interest is due monthly in 24 equal payments of $1,307 beginning on November 1, 2018.

F-29

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

MILLENNIUM BLOCKCHAIN INC.
(Registrant)

Date: August 17, 2018	By:	/s/ Brandon Romanek
Brandon Romanek
President

35

EXHIBIT INDEX

Exhibit	Description

3.1	Bylaws *

3.2	Articles of Incorporation filed May 1, 2007*

3.3	Articles of Amendment filed January 23, 2017 *

3.4	Articles of Amendment filed January 17, 2018 *

3.5	Certificate of Designation for Series A Preferred Stock filed January 24, 2017 *

3.6	Certificate of Designation for Series B Preferred Stock May 12, 2017 *

3.7	Amended Certificate of Designation for Series B Preferred Stock filed June 5, 2017 *

10.1	Asset Purchase Agreement with Brandon Romanek dated January 20, 2017 *

10.2	Asset Purchase Agreement with Urban Oasis Float Center, LLC dated June 1, 2017 *

10.3	Simple Agreement for Future Equity with BurstIQ Analytics Corporation dated March 31, 2018 *

10.4	Simple Agreement for Future Tokens with BurstIQ Analytics Corporation dated March 31, 2018 *

10.5	MPQ Tokens Purchase Agreement with ImpactPPA Limited dated May 8, 2018 *

10.6	Employment Agreement with Brandon Romanek dated November 1, 2017 *

21.	Subsidiaries *

______

* filed herewith

36